Exhibit 99.1

Confidential Riptide Aurinia Collaboration & License Agreement Between Aurinia Pharmaceuticals Inc. and Riptide Bioscience, Inc. Effective Date: August 16, 2021
Certain identified information has been excluded from this document because it is both (i) not material; and (ii) would be competitively harmful if publicly disclosed.

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Riptide Aurinia Collaboration & License Agreement
Summary of Contents

Certain identified information has been excluded from this document because it is both (i) not material; and (ii) would be competitively harmful if publicly disclosed.

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Certain identified information has been excluded from this document because it is both (i) not material; and (ii) would be competitively harmful if publicly disclosed.

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Riptide Aurinia Collaboration & License Agreement
This Riptide Aurinia Collaboration & License Agreement (the “Agreement”) is entered into as of August 16, 2021 (the “Effective Date”), by Aurinia Pharmaceuticals Inc., an Alberta corporation having offices at #1203-4464 Markham Street, Victoria, BC V8Z 7X8 Canada (“Aurinia”) and Riptide Bioscience, Inc., a corporation duly organized and existing under the laws of Delaware, having offices at 941 Railroad Avenue, Vallejo, California 94592 USA (“Riptide”). Both Aurinia and Riptide are referred to individually as a “Party” and collectively as the “Parties.”
WHEREAS,
A.    Riptide has been developing the Licensed Peptide as an anti-fibrotic compound for the prevention and treatment of autoimmune and fibrotic diseases;
B.    Aurinia has acquired significant expertise within the area of drug development for autoimmune diseases and has recognized the potential for Licensed Peptide for the treatment of autoimmune and fibrotic indications; and
C.    Riptide grants to Aurinia the exclusive right to develop, market and promote the Product for the Field on all the terms and conditions set forth herein below.
NOW THEREFORE, the Parties agree as follows:
Article 1 Interpretation
1.1    Definitions
1.1.1    “$” means United States dollars.
1.1.2    “Acquirer” shall have the meaning set out in Section 3.3
1.1.3    “Additional Indication” has the meaning set out in Section 9.2.1.
1.1.4    “Affiliate” means (a) an entity that owns, directly or indirectly, a controlling interest in a Person, by stock ownership or otherwise, (b) any entity in which a Person owns a controlling interest, by stock ownership or otherwise, or (c) any entity under common control with a Person, directly or indirectly. For purposes of this paragraph, “controlling interest” and “control” mean ownership of fifty percent (50%) or more of the voting stock permitted to vote for the election of the board of directors or any other arrangement resulting in control of or the right to control the management and the affairs of the entity or Person in question.
1.1.5    “Agreement Wind-Down Period” shall have the meaning set out in Section 16.2.5.
1.1.6    “Annual Net Sales” shall have the meaning set out in Section 9.3.
Certain identified information has been excluded from this document because it is both (i) not material; and (ii) would be competitively harmful if publicly disclosed.

1.1.7    “Applicable Accounting Principles” means the accounting principles (including accounting methods, practices and procedures) used by a Person in the preparation of the financial statements of such Person applied consistently with historical practices and procedures. As of the Effective Date, Applicable Accounting Principles for Aurinia means generally accepted accounting principles as in effect in the United States of America.
1.1.8    “Applicable Law” means all laws, statutes, ordinances, codes, rules, and regulations that have been enacted by a Regulatory Authority or other government authority and which are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement, including, with respect to the United States, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, the Health Insurance Portability and Accountability Act, and including the European General Data Protection Regulation (Regulation (EU) 2016/679) and all other applicable data protection legislation and laws with respect to the collection, use, transfer, storage, deletion, processing (both by computer and manually), combination, or other use of subject or patient or other personal data, cGLP, cGCP and cGMP and laws or regulations of a Securities Authority, or for appropriate market disclosure.
1.1.9    “Auditor”, “Audited Party” and “Auditing Party” shall each have the meaning set out in Section 9.13.1.
1.1.10    “Aurinia Indemnitees” shall have the meaning set out in Section 14.2.
1.1.11    “Aurinia Trademarks” means:
(a)    the corporate name(s) of Aurinia and its Affiliates, and their trade names, service marks, domain names, and associated logos and designs; and
(b)    the Aurinia brand name(s) to be used in connection with the Commercialization of the Product in the Field, and all other trademarks used by Aurinia or its Affiliates during the Term in connection with the marketing or sale of the Product in the Field in the Territory.
1.1.12    “Basket Trial” means the Clinical Trial that may involve studying the Product across multiple Indications or multiple disease states.
1.1.13    “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31; provided that (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term, and (b) the first Calendar Quarter of a Royalty Term for a Product shall begin on the First Commercial Sale of such Product in the Field and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Royalty Term for a Product shall end on the last day of such Royalty Term.

1.1.14    “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31; provided that (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term, and (b) the first Calendar Year of a Royalty Term for a Product shall begin on the First Commercial Sale of such Product in the Field and end on the first December 31 thereafter and the last Calendar Year of a Royalty Term for a Product shall end on the last day of such Royalty Term.
1.1.15    “cGCP” means all current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable: (a) ICH Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95); (b) FDA regulations and guidelines for good clinical practice, as promulgated by the FDA 21 CFR Parts 50, 54, 56 and 312; (c) European Commission Directive 2001/20/EC, brought into law by European Commission Directive 2005/28/EC, and related guidelines; and (d) any amendments, updates or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which Clinical Trials of the Product are conducted.
1.1.16    “cGLP” means all current good laboratory practice standards, including, as applicable: (a) FDA regulations and guidelines for good laboratory practice, as promulgated by the FDA under 21 CFR Part 58; (b) European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices; and (c) any amendments, updates or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which Non-clinical studies of Licensed Peptide or Clinical Trials of the Product are conducted.
1.1.17    “cGMP” means all applicable current good manufacturing practices, including, as applicable: (a) the applicable part of quality assurance to ensure that products are consistently produced and controlled in accordance with the quality standards appropriate for their intended use, as defined in European Commission Directive 2003/94/EC laying down the principles and guidelines of good manufacturing practice; (b) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 CFR Parts 210 and 211; (c) the Rules Governing Medicinal Products in the European Community, Volume IV Good Manufacturing Practice for Medicinal Products; (d) the principles detailed in the ICH Q7A guidelines; (e) the guidelines of good manufacturing control and quality control based on the requirements of the Pharmaceuticals and Medical Devices Act of Japan; and (f) any amendments, updates or clarifications with respect to any of the foregoing and any equivalents thereto in the country in which Licensed Peptide or any Product is Manufactured.
1.1.18    “Claims” shall have the meaning set out in Section 14.1.
1.1.19    “Clinical Trial” means a Phase Ia Clinical Trial, a Phase Ib Clinical Trial, a Phase II Clinical Trial, a Phase III Clinical Trial or a Phase IV Clinical Trial.
1.1.20    “Commercialize” means any and all activities relating to the commercialization of the Product, including the promotion, detailing, distribution, sale (including launch), offer for sale, securing reimbursement and patient access, marketing (including pre-launch and launch, as well as advertising activities), promotion, storage, transportation, and importation of the Product and, after Regulatory Approval of the Product in respect of any country, pharmacovigilance in respect of such country, but shall not extend to Development or Manufacture of the Product. “Commercialize” and “Commercializing” shall have their corresponding meanings.
1.1.21    “Commercially Reasonable Efforts” means with respect to each Party, commercially reasonable efforts and resources as typically used by such Party in its reasonable business, legal, medical and scientific judgment, and in accordance with the efforts and resources such Party would use for a product owned by it or to which it has rights (or if the Party does not engage in that activity for other products or compounds, by biotechnology and/or pharmaceutical companies that are similar in size), which is of similar market potential, at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the product (including patent coverage and regulatory exclusivity), the regulatory considerations involved, the market potential and profitability of the product and all other relevant factors, including the timeliness of such efforts. It is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.
1.1.22    “Compulsory License” means a compulsory license under the Licensed Patents obtained by a Third Party through the order, decree, or grant of a Regulatory Authority authorizing such Third Party to manufacture, use, sell, offer for sale or import a product competitive with the Product in one or more countries within the Territory.
1.1.23    “Confidential Information” of a Party means all information and materials (including data, results, technical or economic information, and strategies for development and commercialization, intellectual property, regulatory communications, and financial information) disclosed by such Party (or its Affiliates and Representatives) to the other Party (or its Affiliates and Representatives) during the Term. “Confidential Information” of a Party also includes information deemed to be Confidential Information of such Party under this Agreement by operation of Section 13.6.
1.1.24    “Confidentiality Agreement” means the confidentiality agreement made and entered into as of the 4th day of February, 2021 between the Parties.
1.1.25    “Control” means, with respect to technology, information, know-how or patent or intellectual property rights, Regulatory Filings, or Regulatory Approvals, the possession by a Party of the right to grant access, a license or sublicense to such technology, information, know-how or patent or intellectual property rights or Regulatory Filings or Regulatory Approvals as provided herein, through ownership or otherwise, without violating the terms of any agreement with any Third Party and without violating any Applicable Law.

1.1.26    “Cover,” “Covering” or “Covers” means as to a compound or product, a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe any Valid Claim of such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such compound or product would infringe such Patent if such pending claim were to issue in an issued patent without modification, in each case, without regard to the validity or enforceability of such Patent.
1.1.27    “CRO” means a contract research organization.
1.1.28    “Debarred” shall have the meaning set out in Section 12.1.3.
1.1.29    “Developed Product” shall have the meaning set out in Section 2.
1.1.30    “Development Plan” means the preliminary outlines for a phase 1b study for the Product in the Primary Indication and a multiple ascending dose study for the Product in healthy volunteers, all as set out in Exhibit 1.1.30, as may be updated from time to time.
1.1.31    “Development” means, with respect to each Product, all non-clinical and clinical activities designed to obtain Regulatory Approval of such Product in accordance with this Agreement, including regulatory toxicology studies, statistical analysis and report writing, clinical trial design and operations, preparing and filing Regulatory Filings with any Regulatory Authority in the Territory, and all regulatory affairs related to the foregoing. “Developed” and “Developing” have their correlative meanings.
1.1.32    “Diagnostic” means any product or service for the diagnosis of a disease, condition, or state, or ascertaining the presence or absence of any anything.
1.1.33    “Disclosing Party” shall have the meaning set out in Section 13.1.
1.1.34    “Early Termination Date” shall have the meaning set out in Section 16.2.1.
1.1.35    “Existing License” means the Exclusive License Agreement dated and effective as of [redacted] between [redacted] and Riptide.
1.1.36    “Existing Sequences” means the sequences set out in Exhibit 1.1.36.
1.1.37    “FDA” means the United States Food and Drug Administration, or any successor organization.
1.1.38    “Field” means all human uses in [redacted] and [redacted] indications, as modified pursuant to Section 2.3.
1.1.39    “First Commercial Sale” means, on a country-by-country basis, the first sale of Product under this Agreement by Aurinia, its Affiliates or its Sublicensees to a Third Party in such country, after such Product has been granted Regulatory Approval in such country.

1.1.40    “FTE Rate” means with respect to Riptide employees, a rate of [redacted] per hour.
1.1.41    “Generic Product” means any product containing a Licensed Peptide not authorized by Aurinia, an Affiliate or Sublicensee and the marketing or sale of which is approved in reliance on the prior approval of a Product as determined by the applicable Regulatory Authority. Generic Product includes any pharmaceutical product obtained via a bioequivalence or bioavailability showing such as those covered by section 505(b)(2) or under 5050(j) of the U.S. Federal Food, Drug, and Cosmetic Act or an equivalent outside the United States.
1.1.42    “Homologous Sequence” shall have the meaning set out in Exhibit 1.1.53.
1.1.43    “IND” or “Investigational New Drug Application” means an investigational new drug application submitted to the FDA in respect of a new drug or its foreign equivalent.
1.1.44    “Indemnified Party” and “Indemnifying Party” shall have the meaning set out in Section 14.4.
1.1.45    “Indication” means any human disease or condition in the Field which can be treated, prevented, or cured or the progression of which can be delayed. The Parties agree that the treatment, control and/or prevention of separate varieties of the same diseases or medical conditions and all variants of the same diseases or conditions, including separate stages or forms, regardless of the cause, severity, stage, grade, histology, disease spread, recurrence, regimen or route of administration, combination with other drugs, dosage strength, patient class, age or population for which Regulatory Approval is being sought and which will be referenced on any Product labeling, shall not be a separate Indication. Without limiting the generality of the foregoing, a new Indication requires an IND in the United States and at least one new Clinical Trial and a new NDA. For clarity, a supplemental NDA or an amendment to an existing NDA (or foreign equivalents) are not considered to be a new NDA.
1.1.46    “Infringement Action” shall have the meaning set out in Section 11.2.
1.1.47    “Invalidation Proceeding” shall have the meaning set out in Section 11.1.
1.1.48    “JAMS” means Judicial Arbitration and Mediation Services, Inc. or any successor thereto.
1.1.49    “JDC” or “Joint Development Committee” shall have the meaning set forth in Article 4.
1.1.50    “Knowledge” means with respect to a Party, the actual knowledge of such Party after reasonable inquiry.
1.1.51    “Licensed Know-How” means all present and future technology, knowledge and information Controlled by Riptide or its Affiliates and Useful for the Product in the Field as of the Effective Date or during the Term, whether or not patentable, including techniques, know-how, inventions, practices, formulations, specifications, processes, techniques, discoveries, improvements, trade secrets, methods, methodologies, knowledge, skill, experience, data pertaining to Licensed Peptide or Product, or the Development or Manufacture of any Product, (including intellectual property, pharmacological, toxicological and clinical test data, analytical data, quality control and testing data, marketing and market research data and data contained in any Regulatory Filing), software, algorithms, promotional materials, assays and biological materials, including:
(a)    methods of manufacture or use of, and structural and functional information pertaining to, compounds;
(b)    compositions of matter, know-how and results (including any negative results); and
(c)    all data and Regulatory Filings;
in each case Controlled by Riptide or its Affiliates as of the Effective Date or during the Term that is Useful for the Development, Manufacture, Regulatory Approval or Commercialization of the Product, including the know-how listed in Exhibit 1.1.50. Riptide shall ensure that it Controls any know-how arising from the performance of its obligations under this Agreement, including Riptide’s Indication research activities pursuant to Section 5.4.
1.1.52    “Licensed Patents” means all Patents that Cover the Licensed Peptide (including incorporation of the Licensed Peptide into any Product in the Field in the Territory) or the Development, Manufacture or Commercialization of the Product in the Field in the Territory that are Controlled by Riptide or its Affiliates as of the Effective Date or during the Term, including the Patents disclosing the Licensed Know-How. As of the Effective Date, the Licensed Patents include the Patents set forth on Exhibit 1.1.52 and “Licensed Patents” shall include any non-provisional patent applications that claim priority to any provisional patent applications listed in Exhibit 1.1.52; (iii) any and all any continuations, divisions or continuations-in-part that claim priority to the patent applications listed in Exhibit 1.1.52; (iv) any and all foreign patent applications, foreign patents or related foreign patent documents that claim priority to the patents and/or patent applications listed in Exhibit 1.1.52; (v) any and all registrations, confirmations, divisionals, term restorations, continuations, reissues, re-examinations, renewals, substitutions, additions and extensions or any like filing; and (vi) any and all patents issuing from the foregoing. Riptide shall ensure that it Controls any Patents arising from the performance of its obligations under this Agreement, including Riptide’s Indication research activities pursuant to Section 5.4.
1.1.53    “Licensed Peptide” or “[redacted]” means a Peptide Therapeutic described in Exhibit 1.1.53.
1.1.54    “Licensed Technology” means the Licensed Patents and the Licensed Know-How.
1.1.55    “Major Market” means each of the United States, the United Kingdom, the European Union, China and Japan.

1.1.56    “Manufacture” means the storage, handling, assembly, fill, production, processing, labelling, testing, disposition, packaging and quality control of raw materials and components and the Product, the release and supply of the resulting Product. For clarity, Manufacturing shall include the manufacture of preclinical, engineering, validation, and clinical batches of Product. “Manufacturing” has a correlative meaning.
1.1.57    “MHRA” means the Medicines and Healthcare Products Regulatory Agency of the UK’s Department of Health, or any successor organization.
1.1.58    “Modifications” shall have the meaning set out in Section 10.2.
1.1.59    “[redacted] Reserved Sequences” means peptides [redacted], which, as of the Effective Date, are subject to the Existing License, each as further described below:

Peptide	Sequence
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
1.1.60    “NDA” means (a) a New Drug Application submitted to the FDA pursuant to 21 U.S.C. Section 355(b)(1), and/or Section 355(b)(2) or any successor application or procedure and (b) all supplements and amendments, including supplemental New Drug Applications that may be filed with respect to the foregoing.
1.1.61    “Negotiation Period” shall have the meaning set out in Section 16.2.5.
1.1.62    “Net Sales” means the gross amount invoiced for sales of the Product in the Territory in the Field by Aurinia, its Affiliates, and their respective Sublicensees (each, a “Selling Person”) to Third Parties that are not Affiliates or Sublicensees of the Selling Person (except where such Affiliates or Sublicensees are end users), less the following items, as allocable to the Product (if not previously deducted from the amount invoiced or separately invoiced) and each as consistently applied by Aurinia to its products: (a) the amounts actually allowed as trade, volume, quantity or cash discounts, commissions, retroactive price adjustments, and any other allowances that effectively reduce the net selling price (b) rebates (including mandatory rebates, price reductions, rebates to social and welfare systems, clawbacks, chargebacks or reserves for chargebacks, cash rebate incentives, government mandated rebates and similar types of rebates, granted or credited to any governmental Authority or pricing authority, including governmental agencies, reimbursers and purchasers, or to any Third Party payor, administrator, purchaser, including trade customer, or contractee, including managed health care organizations and pharmacy benefit managers (or equivalents thereof), and including those requested by any governmental authority or pricing authority any time after the actual sale of a Product, for example,

Pharmaceutical Price Regulation Scheme, Medicaid), (c) returns and return reserves, if applicable (including allowances actually given for spoiled, damaged, out-dated, rejected, or returned Product, withdrawals and recalls), rejections, defects, price adjustments, billing errors, or trial prescriptions, including amounts repaid, discounted or credited by reason of risk sharing schemes with respect to the Product with any governmental authority or pricing authority; (d) costs of freight, carrier insurance, and other transportation charges paid to wholesalers or otherwise related to the distribution of such Product; (e) taxes, tariffs, duties or other government charges, including value added or sales taxes, consumption taxes or similar taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount (other than income taxes) and (f) discounts paid under any discount prescription drug programs or reductions or coupon and voucher programs and (g) any other similar and customary deductions from gross invoiced amounts in accordance with Applicable Accounting Principles consistently applied by the Selling Person across all of its business. Such amounts shall be determined from the books and records of the Selling Person maintained in accordance with Applicable Accounting Principles consistently applied and using the Selling Person’s then-current standard procedures and methodology, including, in respect of each Sublicensee, notwithstanding Section 9.10, its then-current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars. In addition, the Parties will discuss in good faith amendments to the foregoing deductions that may be permitted to be taken as appropriate on a country-by-country or region-by-region basis in accordance with Applicable Accounting Principles consistently applied by a seller. Notwithstanding the above, the following shall not be included in the computation of Net Sales: the sale, distribution or supply of Product: (a) as promotional or other samples, for use in non-clinical studies or Clinical Trials, or for use in any test or studies reasonably necessary to comply with any Applicable Laws or as is otherwise normal and customary in the industry; or (b) for compassionate use, humanitarian and charitable donations, named-patient use, or expanded access, indigent or other patient access programs; in each case so long as Seller does not receive payment for such Product. Net Sales shall exclude amounts invoiced for Products by any Compulsory Licensee. Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients (collectively, “Combination Components”), Net Sales will be calculated by multiplying the Net Sales of the Combination Components by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Components if sold separately in such country. If no such separate sales are made by Aurinia, its Sublicensees in a country, Net Sales of the Combination Components will be calculated in a manner determined by Aurinia acting reasonably, based upon the relative value of the active components of such Combination Components. The weighted average sale price for a Combination Product shall be calculated no more than once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year.
1.1.63    “Option Period” shall have the meaning set out in Section 2.4.4.
1.1.64    “Out-of-Field Results” shall have the meaning set out in Section 2.4.2.

1.1.65    “Patents” means (a) unexpired letters patent (including inventor’s certificates) in any country of the Territory that have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including any and all registrations, confirmations, divisionals, term restorations, continuations, reissues, re-examinations, renewals, substitutions, additions and extensions or any like filing thereof and (b) pending applications for letters patent in any country of the Territory, including any continuation, division or continuation-in-part thereof and any provisional applications.
1.1.66    “Peptide Therapeutic” means a polymer composed of 40 or fewer amino acids.
1.1.67    “Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization or other entity.
1.1.68    “Phase Ia Clinical Trial” means a clinical study of an investigational product in patients and/or healthy volunteers with the primary objective of identifying the maximum tolerated dose of an investigational product, as further described in 21 CFR 312.21(a). The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.1.69    “Phase Ib Clinical Trial” means a clinical study of an investigational product in patients and/or healthy volunteers with the primary objective of characterizing its safety, tolerability and pharmacokinetics and identifying a recommended dose and regimen for future studies, as further described in 21 CFR 312.21(a). For clarity, an expansion cohort of a Phase I Clinical Trial shall be deemed a Phase Ib Clinical Trial. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.1.70    “Phase II Clinical Trial” means a clinical study of an investigational product in patients with the disease being studied that has the primary objective of establishing the safety and initial efficacy of a product as well as generating more detailed safety, tolerability, and pharmacokinetics information as described in 21 C.F.R. 312.21(b). For clarity, a Phase Ib Clinical Trial or expansion cohort of a Phase I Clinical Trial shall not be a Phase II Clinical Trial. The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.1.71    “Phase III Clinical Trial” means a clinical study of an investigational product in patients that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to obtain Regulatory Approval in any country as described in 21 C.F.R. 312.21(c). The investigational product can be administered to patients as a single agent or in combination with other investigational or marketed agents.
1.1.72    “Phase IV Clinical Trial” means a post-registrational Clinical Trial conducted in any country or countries and required as a condition to, or for the maintenance of, any Regulatory Approval for a Product.

1.1.73    “Primary Indication” means [redacted].
1.1.74    “Product” means finished product containing Licensed Peptide, in all formulations and presentations, including any improvements and alternate delivery mechanisms.
1.1.75    “Product Infringement” shall have the meaning set out in Section 11.1.
1.1.76    “Product Trademark” shall have the meaning set out in Paragraph 3 of Exhibit 16.2.5.
1.1.77    “Prosecution” shall have the meaning set out in Section 10.3.
1.1.78    “Receiving Party” shall have the meaning set out in Section 13.1.
1.1.79    “Regulatory Approval” means any approvals, licenses, registrations or authorizations (including pricing and reimbursement approvals) of any Regulatory Authority, whether or not conditional, that are necessary for the commercial sale of the Product in the Field in a regulatory jurisdiction in the Territory and obtained as a result of activities under this Agreement.
1.1.80    “Regulatory Authority” means any and all national, supra-national, regional, state, or local regulatory agency, department, bureau, commission, council, or other governmental entity, whose approval or authorization is necessary for, or to whom notice must be given prior to, the manufacture, distribution, use, or sale of the Product in the Territory or the designation of the Product as an orphan drug (or equivalent designation) in any country in the Territory, including the FDA or the MHRA or, in each case, any successor organization.
1.1.81    “Regulatory Exclusivity” means exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product in a country in the Territory, excluding any Patent right, but including new chemical entity data exclusivity, orphan drug exclusivity and pediatric exclusivity rights.
1.1.82    “Regulatory Filings” means all correspondence, applications, submissions, filings, dossiers and the like submitted to a Regulatory Authority in the Territory for the purpose of obtaining Regulatory Approval from that Regulatory Authority in the Territory.
1.1.83    “Representatives” means, in respect of a Party, its Affiliates, and their respective directors, officers, employees, agents, consultants and contractors.
1.1.84    “Responsible Party” shall have the meaning set out in Section 11.4.
1.1.85    “Riptide Bankruptcy Event” means if, at any time, Riptide shall (i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Riptide or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within [redacted]after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course, or (vii) substantially all of the assets of Riptide are seized or attached and not released within [redacted]thereafter.
1.1.86    “Riptide Indemnitees” shall have the meaning set out in Section 14.1.
1.1.87    “Riptide Materials” means the materials listed in Exhibit 1.1.87.
1.1.88    “Royalty Term” means, on a country-by-country basis, from the Effective Date until the expiration of the later of: (i) the last-to-expire Valid Claim of a Licensed Patent Covering the composition of matter of the Product in such country; (ii) expiration of the last-to-expire period of Regulatory Exclusivity covering such Product in such country; and (iii) the [redacted]of the date of the First Commercial Sale of the Product in such country.
1.1.89    “Secondary Indication” has the meaning set out in Section 6.4.1.
1.1.90    “Securities Authority” shall have the meaning set out in Section 13.4.
1.1.91    “Senior Management” means, for Riptide, the chief executive officer and, for Aurinia, the chief executive officer or chief business officer.
1.1.92    “Sublicensee” means a Third Party to whom Aurinia or a Sublicensee grants a sublicense of the Licensed Technology under the licenses granted under Section 2.1. Sublicensee excludes entities performing services for Aurinia, its Sublicensees as contemplated by Section 2.6, including Persons performing services for Aurinia or its Sublicensees solely as wholesalers, distributors, contract research organizations, contract manufacturing organizations and other similar entities. For clarity, Sublicensee does not include any entity that purchases Products from such Party or such Party’s Affiliate (even if such entity conducts sales-related activities, such as marketing and promotion, with respect to such purchased Products) provided such entity does not receive a license or right from such Party to conduct Development or prosecute or enforce Licensed Technology.
1.1.93    “Sued Party” shall have the meaning set out in Section 11.7.
1.1.94    “Supporting Party” shall have the meaning set out in Section 11.4
1.1.95    “Term” means the term of this Agreement, as set forth in Section 15.1.
1.1.96    “Termination Agreement” shall have the meaning set out in Section 16.2.5.
1.1.97    “Territory” means worldwide, subject to modification pursuant to Section 16.1.
1.1.98    “Third Party Originated Infringement Suit” shall have the meaning set out in Section 11.7.

1.1.99    “Third Party” means any entity other than a Party or its Affiliates.
1.1.100    “Transition Activities” means the activities set out in Exhibit 16.2.5.
1.1.101    “Useful” means necessary or useful in the Manufacture of the Licensed Peptide or Product or the Development of the Licensed Peptide or Product or Commercialization of the Product in the Field. Subject matter created by or on behalf of Riptide in the course of the performance of activities under Section 5.4 shall be deemed Useful.
1.1.102    “Valid Claim” means, in respect of a Patent in a country, a claim of (a) any issued and unexpired patent in such country that has not been (i) revoked or held unenforceable, unpatentable or invalid by a government authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal or (ii) surrendered, abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) any patent application in such country that has not been (i) cancelled, withdrawn or abandoned or (ii) finally rejected by an administrative agency or government authority of competent jurisdiction in a decision that is not appealable or that has not been appealed within the time allowed for appeal, provided that, on a country-by-country basis, a Valid Claim shall exclude any pending claim of such patent application that (x) has not been granted within [redacted]from the effective filing date of the patent application in the respective country unless and until a patent issues from such application or (y) does not have a reasonable bona fide basis for patentability and enforceability.
1.2    Headings
The headings appearing herein have been inserted solely for the convenience of the Parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.
1.3    No Strict Construction
This Agreement has been prepared jointly and shall not be strictly construed against either Party.
1.4    Exhibits
All exhibits, appendices and schedules to this Agreement are part of this Agreement.
1.5    Certain References
References to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented or replaced from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. All Exhibits, Appendices and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Appendix or Schedule but not otherwise defined therein, shall have the meaning defined in this Agreement. In the event of any conflict between the language of any Exhibit, Appendix or Schedule and the language set forth herein, the language herein shall be controlling. Words, regardless of the number and gender specifically used, include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires. “Hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.
Article 2 Grant of Rights
2.1    License
During the Term and subject to the terms and conditions of this Agreement and except as necessary for Riptide to perform its obligations and exercise its rights under this Agreement, Riptide hereby grants to Aurinia the exclusive (even as to Riptide), transferable (subject to Sections 2.2 and 18.2), sublicenseable (subject to Section 2.2) license, under the Licensed Technology, to Develop, Manufacture and have Manufactured and Commercialize the Product in the Field in the Territory.
2.2    Sublicenses
2.2.1    Aurinia shall have the right, for no additional consideration, to sublicense rights granted in Section 2.1 to its Affiliate Sublicensees without the consent of Riptide. Aurinia shall cause its Affiliates to comply with and be bound by those terms and conditions of Aurinia under this Agreement that by their terms are intended to obligate Aurinia or its Affiliates Developing, Manufacturing or having Manufactured or Commercializing the Product as permitted hereunder. Notwithstanding the foregoing, Aurinia shall remain primarily responsible for complying with such applicable terms and conditions. A breach by any such Affiliate of any such obligation shall constitute a breach by Aurinia of this Agreement.
2.2.2    Aurinia shall also have the right, for no additional consideration, to sublicense rights granted in Section 2.1 to Third Party Sublicensees without the consent of Riptide. Aurinia shall give Riptide contemporaneous notice of the execution of any sublicense. Within [redacted]after execution of a sublicensing agreement, Aurinia shall provide Riptide with a copy thereof (provided that Aurinia shall be permitted to redact the financial terms and other confidential information in such agreement to the extent such redacted information is not needed to verify compliance with the terms of this Agreement). In the event that Aurinia becomes aware of a material breach of any such sublicense by the Sublicensee that may have a materially adverse impact on Aurinia’s obligations to Riptide under this Agreement or Riptide’s rights under this Agreement, Aurinia shall use Commercially Reasonable Efforts to enforce the terms of such sublicense.
2.2.3    Each Sublicensee has the right to further sublicense the Sublicensee’s rights hereunder though multiple tiers, for no additional consideration, without Riptide’s consent. The terms of this Section 2.2 shall apply to each subsequent Sublicensee or sub-Sublicensee, and so on, as if same were Aurinia’s original Sublicensee.

2.3    Expansion of the Field
2.3.1    Subject to Section 2.4.6, from time to time Aurinia may make [redacted] expansions to the Field (to a maximum of [redacted] additional Indications as described in Section 2.3.3) for the purposes of this Agreement (excluding Sections 3.1.1(b), 3.2.1(b) and 3.2.2) to include up to [redacted] additional Indications total for the Licensed Peptide that are not in the Field as of the Effective Date and are neither (a) an oncology indication, nor (b) an Indication to which Riptide has retained exclusive rights pursuant to Section 2.4.6. If Aurinia opts to make any such expansion, Aurinia shall give notice to Riptide specifying applicable Indication(s). Upon payment of [redacted]by Aurinia to Riptide for each such Indication, such Indication shall be included in the Field for the purposes of this Agreement (excluding Sections 3.1.1(b), 3.2.1(b) and 3.2.2).
2.3.2    If a determination is made pursuant to Article 17 that Aurinia has conducted activities in breach of this Agreement in an Indication that is outside of the Field (which Aurinia concluded in good faith was in the Field at the time of such activities), Aurinia may give the notice and make the [redacted] payment set out in Section 2.3.1 in respect of such Indication as the sole remedy for such breach (if available), provided that such Indication is not an oncology Indication nor an Indication to which Riptide has retained exclusive rights pursuant to Section 2.4.6.
2.3.3    Aurinia shall have the right to expand the Field up to a maximum of [redacted] Indications pursuant to this Section 2.3, with each of the following counting as one expansion: (i) expansion of the Field for an Indication contemplated in Section 2.4.1(a); and (ii) expansion of the Field for one or more of the Indication(s) that are the subject matter of the Third Party negotiations contemplated in Section 2.4.1(b).
2.3.4    For clarity from and after such time as Aurinia has exercised its right to expand the Field for [redacted] Indications pursuant to this Section 2.3, Riptide’s obligations and Aurinia’s rights under this Section 2.3 and Section 2.4 shall expire.
2.4    Riptide’s Exclusivity in CD206 Peptide Therapeutics Outside the Field
2.4.1    From time to time, in respect of a Peptide Therapeutic that is (a) not a Licensed Peptide and (b) for a then-out-of-Field Indication, Riptide may do either or both of the following:
(a)    perform development work and obtain Out-of-Field Results; and/or
(b)    enter into out-licensing negotiations with a Third Party potential licensee on the basis of the disclosure of Out-of-Field Results.
2.4.2    For the purposes of this Section, “Out-of-Field Results” means either:
(a)    [redacted]; or
(b)    [redacted].

2.4.3    Riptide may at its option provide the Out-of-Field Results and the raw data underlying same to Aurinia and advise Aurinia that Riptide is invoking the benefit of this Section 2.4 with respect thereto:
(a)    [redacted]; or
(b)    [redacted].
2.4.4    During the [redacted]period from the receipt of the Out-of-Field Results or such longer period as the Parties may agree (the “Option Period”), Riptide will cooperate and assist Aurinia in understanding the Out-of-Field Results and provide Aurinia any other information then-Controlled by Riptide regarding such Peptide Therapeutic and Indication(s) reasonably necessary for Aurinia to understand the Out-of-Field Results, including any other information respecting the applicable Peptide Therapeutic and the applicable Indication(s) provided by Riptide to a Third Party [redacted].
2.4.5    During the Option Period, Aurinia may give notice to Riptide of expansion of the Field to include the applicable Indication(s) pursuant to Section 2.3.1.
2.4.6    If Aurinia fails to give such notice within such Option Period, or gives notice to Riptide that Aurinia will not expand the Field pursuant to Section 2.3.1 for any such Indication, and either:
(a)    such Out-of-Field Results were as described in Section 2.4.2(a);
(b)    such Out-of-Field Results were as described in Section 2.4.2(b) and Riptide and the Third Party [redacted];
then: (i) Aurinia shall not thereafter have the right to expand the Field with respect to such applicable Indication pursuant to Section 2.3; (ii) Riptide will have no further obligations to Aurinia with respect to such Indication under Section 2.3 or this Section 2.4; and (iii) for clarity, Riptide may grant the applicable Third Party licensee or any other Third Party exclusive rights with respect to the applicable Peptide Therapeutic or any other Peptide Therapeutic that is not a Licensed Peptide for such Indication(s) without regard to the effects of Sections 2.3 and 2.4.
2.4.7    In the event of any dispute between the Parties on the scope of an Indication, including whether a proposed Indication would be a new Indication or within the scope of an Indication within the Field, or is an excluded oncology Indication, either Party may submit the question to streamlined arbitration, limited to the determination of the scope of an Indication, as described in Section 17.2.2.
2.5    No Additional Rights
Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel or otherwise as to any technology or patent or other intellectual property rights of the other Party other than as expressly set forth herein.

2.6    Third-Party Performances of Aurinia Activities
Aurinia may subcontract Development, Manufacturing or Commercialization activities to a Third Party or Third Parties, subject to the requirements and restrictions of this Section 2.6. Specifically, in addition to Aurinia’s rights under Section 2.2, Aurinia may: delegate or subcontract Development to clinical research organizations; Manufacturing to contract manufacturers, and subcontract Commercialization Activities to Third Parties whose primary business is to carry out commercialization activities on behalf of other parties (e.g., wholesaling, warehousing, distributors, promotion, detailing, distribution); in either case without the consent of Riptide. Such contracts shall not be a sublicense granted under Section 2.2.
Article 3 Restrictions
3.1    Restrictions on Aurinia
3.1.1    During the Term, without the express consent of writing of Riptide and subject to the following sentence:
(a)    Aurinia shall not Develop or Commercialize the Product for any Indication outside the Field;
(b)    except as permitted by Article 2, Aurinia shall not directly or indirectly develop, manufacture, use or commercialize any Peptide Therapeutic in the Field which acts by binding CD206 as its primary mechanism.
(c)    Aurinia shall not grant a sublicense of the Licensed Technology to a Sublicensee to Develop or Commercialize the Product for any Indication outside the Field.
3.1.2    Aurinia may Develop the Licensed Peptide in additional Indications outside the Field up to but not including filing an IND or commencing or conducting any Clinical Trial, provided that such Indications are neither (a) an oncology indication, nor (b) an Indication to which Riptide has retained exclusive rights pursuant to Section 2.4.6.
3.1.3    The use by direct or indirect purchasers or other users of Product outside the Field shall not constitute a breach by Aurinia of the terms of Sections 2.1 or 3.1, provided that such use did not arise from the marketing or promotion of the Product for such use by Aurinia or on behalf of Aurinia by a Sublicensee or a Representative.
3.2    Restrictions on Riptide
3.2.1    During the Term, without the express consent in writing of Aurinia, Riptide shall not, and shall not enter into any agreement with any Third Party to, directly or indirectly:
(a)    develop, manufacture, use or commercialize or grant any rights to Product or any other Peptide Therapeutic described in Exhibit 1.1.53 to any Person (other than Aurinia) for any Indication, whether or not in the Field; or
(b)    other than [redacted]Reserved Sequences, the exploitation of which by Riptide is restricted by the Existing License, subject to Section 12.4 and

Section 3.2.2, develop, manufacture, use or commercialize any Peptide Therapeutic in the Field which acts by binding CD206 as its primary mechanism.
3.2.2    [redacted].
3.3    Consequences of Acquisitions
In the event that a Third Party acquires a controlling interest in a Party or in the event that a Third Party acquires a Party’s interest in this Agreement pursuant to an assignment permitted pursuant to Section 18.2 (in each case, such Third Party, the “Acquirer”):
3.3.1    if Riptide is the acquired or assigning Party:
(a)    the Licensed Technology (each of the Licensed Know-How and Licensed Patents) shall exclude all Patents, technology, knowledge and information (and all intellectual property therein) which were owned or in-licensed by the Acquirer or an Affiliate of the Acquirer as of the date of the acquisition or assignment or that is developed or created by any Acquirer or an Affiliate of the Acquirer thereafter independent of the activities hereunder and without access to or the use of Confidential Information of either Aurinia or Riptide;
(b)    Aurinia shall have no further obligations under Article 4 and, at Aurinia’s option, Section 5.4;
(c)    the development or commercialization of a product that would otherwise be restricted by the terms of Section 3.2.1(b) shall not apply to a product that: (i) as of the date of such acquisition or assignment, is being developed or commercialized by the Acquirer or an Affiliate of the Acquirer; or (ii) is developed or commercialized by the Acquirer or an Affiliate of the Acquirer independent of the activities hereunder; in each case ((i) and (ii)), without access to or the use of Confidential Information of either Aurinia or Riptide.
3.3.2    If Aurinia is the acquired or assigning Party, the development or commercialization of a product that would otherwise be restricted by the terms of Section 3.1.1(b) shall not apply to a product that: (i) as of the date of such acquisition or assignment, is being developed or commercialized by the Acquirer or an Affiliate of the Acquirer; or (ii) is developed or commercialized by the Acquirer or an Affiliate of the Acquirer independent of the activities hereunder; in each case ((i) and (ii)), without access to or the use of Confidential Information of either Aurinia or Riptide.
3.4    Protected Operations
3.4.1    During the Term, Riptide shall not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the Licensed Technology in a manner that is reasonably likely to interfere with Aurinia’s rights therein without the prior written consent of Aurinia.

3.4.2    From the Effective Date until completion of Riptide’s Indication research obligations set out in Section 5.4, except as agreed between the Parties, acting reasonably, if Riptide:
(a)    enters into any agreement or transaction;
(b)    makes any payment, directly or indirectly, to, or for the account or benefit of, any owner of any capital stock, security interest or equity interest in Riptide or any Affiliate of any such owner;
(c)    makes, declares or otherwise commences or become obligated in respect of, any dividend, stock or other security redemption or purchase, distribution or other payment;
in each case, (a), (b) or (c), which would be likely to adversely affect Riptide’s ability to fulfill its Indication research obligations set out in Section 5.4, Aurinia may, at its option, terminate its obligations in respect of Section 5.4.
Article 4 Joint Development Committee
4.1    Joint Development Committee; Chair; Minutes
Within [redacted]after the Effective Date, Aurinia and Riptide shall form a Joint Development Committee (“JDC”) consisting of up to [redacted]representatives from Aurinia of each Party. Each Party may replace its representatives at any time upon prior written notice to the other Party. Each Party may invite a reasonable number of additional employees and/or advisors to attend part or all of the meetings of the JDC. Aurinia shall designate the chairperson of the JDC. The chairperson shall be responsible for providing an agenda for each meeting at least ten days in advance of such meeting. Aurinia shall prepare written draft minutes of all meetings in reasonable detail and distribute such draft minutes to all members of the JDC for comment and review within twenty days after the relevant meeting. The members of the JDC shall have ten days to provide comments. Aurinia shall incorporate timely received comments and distribute finalized minutes to all members of the JDC within [redacted]of the relevant meeting.
4.2    Meetings of the JDC
The JDC shall meet at least once every Calendar Year, unless otherwise decided by the JDC. The chairperson of the JDC shall have the right to convene any additional meetings of the JDC upon [redacted]written notice to all members of the JDC. Meetings may be held by audio or video conference with the consent of each Party, or in person at locations to which both Parties have mutually consented. Each Party shall be responsible for its own expenses for participating in the JDC. Meetings of the JDC shall be effective only if at least one representative of each Party is present or participating.
4.3    Responsibilities of the JDC
The JDC shall have the responsibility and authority to:
4.3.1    share information and create mechanisms for the sharing of information that affects the Development of the Product in the Field;

4.3.2    review and comment upon the performance and results of Riptide’s Indication research obligations set out in Section 5.4;
4.3.3    facilitate the information exchange set out in Article 5; and
4.3.4    subject to the limitations of Section 4.5, perform such other functions as the Parties may agree in writing.
4.4    Duration of the JDC
Unless otherwise agreed between the Parties, the JDC will disband upon the earlier of: (i) completion of Riptide’s Indication research obligations set out in Section 5.4; and (ii) [redacted]after the Effective Date.
4.5    Areas Outside the JDC’s Authority
The JDC shall be for informational purposes only and shall have no authority other than that expressly set forth in Section 4.3. Notwithstanding the creation of the JDC, each Party shall retain the rights, powers and discretion granted to it hereunder, and neither the JDC nor any committee or working group it may form shall be delegated or vested with rights, powers or discretion. The JDC shall not have the power to (a) amend, modify or waive compliance with this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of the JDC shall be in contravention of any terms and conditions of this Agreement.
4.6    Aurinia Authority for Decisions
Subject to Aurinia’s obligations to use Commercially Reasonable Efforts to Develop and Commercialize Product and as otherwise expressly set forth in this Agreement, Aurinia shall have final decision-making authority regarding any and all matters relating to Development of the Product in respect of the Field in the Territory; Commercializing the Product in the Field in the Territory; and Manufacturing the Product for use in the Field in the Territory; provided that Aurinia may not exercise its final decision-making authority in a manner that (A) is inconsistent with the express terms of this Agreement or (B) would unilaterally impose any obligation on Riptide, including causing Riptide to incur or share any cost that is not provided for hereunder or in the Development Plan.
Article 5 Technology Transfer
5.1    Initial Transfer
Promptly following (and in any event within [redacted]after) the Effective Date, Riptide shall transfer to Aurinia the Licensed Know-How and Riptide Materials then in its possession or Control.
5.2    Ongoing Information Transfer
5.2.1    From the Effective Date and throughout the Term thereafter, Riptide will provide or make available to Aurinia, or will have provided or made available to Aurinia, any Licensed Know-How hereunder, including:

(a)    all data and data summaries resulting from all preclinical and non-clinical testing and any Clinical Trials of Licensed Peptide or any related compounds, including: pharmacokinetic testing, toxicology testing, and the like;
(b)    all Regulatory Filings, including regulatory correspondence, submissions and approvals; and
(c)    all CMC information, data, protocols, SOPs, manufacturing processes and analytical methods;
in each case, to the extent they comprise Licensed Know-How.
5.2.2    Riptide shall use reasonable efforts to provide such Licensed Know-How in finalized format as soon as practicable, and in any event no later than [redacted]after acquisition of same. To the extent that any data or information Useful for the Development of Product in the Field, obtaining or maintaining Regulatory Approval of the Product in the Field or that would be Licensed Know-How if Controlled by Riptide or its Affiliates, is not Controlled by Riptide or its Affiliates, Riptide shall use Commercially Reasonable Efforts to obtain the right to provide or make available to Aurinia such data and information as soon as reasonably practicable.
5.3    Development Cooperation and Assistance
At Aurinia’s reasonable request, Riptide shall cooperate with Aurinia and provide all reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Aurinia with respect to the use of Licensed Know-How for the Development of Product, and take all actions reasonably requested by Aurinia to enable Aurinia to comply with its obligations under this Agreement, otherwise meet the mutual objectives of the Parties, and comply with any Applicable Law.
5.4    Riptide’s Indication Research Activities
As directed by and in close consultation with Aurinia, Riptide will use Commercially Reasonable Efforts to delineate further (with pre-clinical models) the optimal Indication for Aurinia to pursue as a Secondary Indication by performing the Development activities and budget as agreed between the Parties, acting reasonably.
5.5    Expense of Tech Transfer and Research
5.5.1    Riptide will bear its own costs and expenses of its activities under Article 5 except as follows:
(a)    once the number of working hours of Riptide employees engaged in assistance activities under Sections 5.1, 5.2, 5.3 and 8.2 exceeds in aggregate [redacted] person-hours, Aurinia shall pay Riptide for any additional activities requested by Aurinia in accordance with an agreed budget and Section 5.5.2; and
(b)    Aurinia shall pay Riptide for the Indication research to be conducted pursuant to Section 5.4 in accordance with Section 5.5.2.

5.5.2    Aurinia shall pay Riptide, except for the [redacted]person-hours assistance provided for in Section 5.5.1, for activities conducted in accordance with this Article 5:
(a)    for the time of Riptide employees reasonably incurred in performance of such activities at the FTE Rate; and
(b)    reimbursement of Riptide’s reasonable out of pocket expenses incurred in performance of such activities, plus a [redacted] service charge; and
(c)    the maximum aggregate amount payable for the Indication research to be conducted pursuant to Section 5.4 shall be [redacted].
5.5.3    Aurinia shall pay Riptide for same within [redacted]of receipt by Aurinia of an undisputed invoice from Riptide. On request from Aurinia, Riptide will provide materials and information in reasonable detail as may be necessary to confirm the accuracy of such invoices.
Article 6 Development
6.1    Development Activities
Subject to the terms of this Agreement, Aurinia will be responsible for the Development, including regulatory processes, of the Product in the Field in the Territory.
6.2    Development Costs
Aurinia shall bear all costs and expenses incurred in connection with the Development.
6.3    Primary Indication
6.3.1    Aurinia shall use Commercially Reasonable Efforts to conduct [redacted]in the Primary Indication. The preliminary outline of the Development Plan for the [redacted]is set out in Exhibit 1.1.30. Aurinia may update the [redacted]at any time in Aurinia’s discretion and consistent with Aurinia’s use of Commercially Reasonable Efforts, and shall send a copy of the updated Phase 1b Clinical Trial outline to Riptide.
6.3.2    Following completion of the [redacted], Aurinia, directly or through its Sublicensees, shall use Commercially Reasonable Efforts to Develop a Product in the Field in the Major Markets.
6.4    Secondary Indication
6.4.1    Aurinia, with reasonable consideration of input from Riptide, will determine the second Indication to be Developed under this Agreement (the “Secondary Indication”), [redacted].

6.4.2    Following the determination of the Secondary Indication pursuant to Section 6.4.1, Aurinia shall use Commercially Reasonable Efforts to initiate a Clinical Trial for the Secondary Indication.
6.5    Development Reports
Until First Commercial Sale of the Product anywhere in the Territory, Aurinia shall provide to Riptide updates of the Development in respect of each Calendar Year within [redacted]of the end of such Calendar Year. Such updates shall be Confidential Information of Aurinia.
6.6    Ownership of Regulatory Approvals
As between the Parties, Aurinia or its Representative designee shall own and maintain all Regulatory Filings and all Regulatory Approvals that relate to the Product in the Field in the Territory.
6.7    Development Diligence Safe Harbor
6.7.1    If in any Calendar Year, Aurinia or its Affiliates and/or any other Aurinia’s Sublicensee, and/or any other Person performing work for or on behalf of or pursuant to an agreement with Aurinia or its Affiliates and/or a Sublicensee alone or together, has performed any one of the following with respect to a Product, then Aurinia will be deemed to have complied with Aurinia’s diligence obligations with respect to Products for such Calendar Year:
(a)    is actively conducting a Phase Ia or Ib Clinical Trial with respect to Product;
(b)    is actively conducting a Phase II Clinical Trial with respect to Product;
(c)    is actively conducting a Phase III Clinical Trial with respect to Product;
(d)    is preparing documents for Regulatory Approval in a Major Market or actively making a filing for Regulatory Approval in a Major Market with respect to Product;
(e)    has filed for Regulatory Approval for a Product in a Major Market or is actively attending to a pending application for Regulatory Approval in such jurisdiction(s); or
(f)    has received Regulatory Approval in a Major Market for Product.
6.7.2    If, in a Calendar Year, Aurinia and/or its Affiliates and/or Sublicensee(s), and/or a Person performing work for or on behalf of or pursuant to an agreement with Aurinia and/or its Affiliates and/or Sublicensee(s) alone or together has not met any one or more of the events described in Section 6.7 with respect to Product, the failure to meet such obligation will not alone establish that Aurinia has not met Aurinia’s diligence obligation under with respect to a Product.

Article 7 Commercialization
7.1    Commercialization Activities
Subject to the terms of this Agreement, Aurinia will be responsible for the Commercialization of the Product in the Field in the Territory.
7.2    Primary Indication
After receipt of Regulatory Approval for a Product in the Primary Indication in a Major Market, Aurinia, directly or through its Sublicensees or distributors, will use Commercially Reasonable Efforts to Commercialize such Product in the Primary Indication in such country or region.
7.3    Commercialization Costs
Aurinia shall bear all costs and expenses incurred in connection with the Commercialization of the Product.
Article 8 Manufacturing
8.1    Assumption of Manufacturing
Aurinia shall assume Manufacturing for Aurinia’s supply of Licensed Peptide and Product as soon as reasonably possible after the Effective Date.
8.2    Manufacturing Cooperation and Assistance
Riptide shall cooperate with Aurinia and provide all reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Aurinia with respect to the Manufacture of Product and take all actions reasonably requested by Aurinia to enable Aurinia to Manufacture or have Manufactured the Product. At Aurinia’s request, Riptide will: (i) facilitate the purchase by Aurinia of Licensed Peptide directly from Riptide’s supplier(s); and (ii) assign to Aurinia any supply agreement for the Licensed Peptide with any Third Party.
Article 9 Payments and Accounting
9.1    Milestone Payments
9.1.1    In partial consideration of the rights to the Licensed Technology granted to Aurinia under this Agreement, Aurinia shall make the following milestone payments in immediately available funds payable in US$ by electronic wire transfer to Riptide within [redacted] of the occurrence of the following events except for the payment due upon execution, which will be payable within [redacted]of the Effective Date. Milestone payments for Sales Milestone Events shall be paid concurrently with the royalty payment for the Calendar Quarter in which such sales milestone event occurs in accordance with Section 9.4.

Milestone Event	Amounts
Upon execution of this Agreement	$6.0 million
Upon demonstration that lyophilized [redacted] as determined in accordance with Exhibit 9.1.1 is stable	[redacted]
First Occurrence in any Indication Development Milestone Events	Amounts
Upon first patient dosed in the first Phase I Clinical Trial for the Product	[redacted]
Upon first patient dosed in the first Phase II Clinical Trial for the Product	[redacted]
Upon first patient dosed in the first Phase III Clinical Trial for the Product	[redacted]
First Regulatory Approval by FDA, MHRA, or other Regulatory Authority in a Major Market	[redacted]
First Occurrence in another Indication/Development Milestone Events	Amounts
Upon filing the first Investigational New Drug Application for the Product with the FDA or MHRA in another Indication	[redacted]
Upon first patient dosed in the first Phase II Clinical Trial for the Product in another Indication	[redacted]
Upon first patient dosed in the first Phase III Clinical Trial for the Product in another Indication	[redacted]
First Regulatory Approval by FDA, MHRA, or other Regulatory Authority in a Major Market in another Indication	[redacted]
Sales Milestone Events	Amounts
First total Net Sales in a Calendar Year >[redacted]	[redacted]

First total Net Sales in a Calendar Year >[redacted]	[redacted]
First total Net Sales in a Calendar Year >[redacted]	[redacted]
9.2    Provisions Applicable to all Milestone Events
9.2.1    Each milestone payment shall occur only once.
9.2.2    Of the studies under the Development Plan, only the earliest of: [redacted]will give rise to the milestone payment for a first patient dosed in the first Phase I Clinical Trial for the Product.
9.2.3    If Aurinia conducts [redacted], such trial shall not qualify as a milestone event unless the first patient dosed in such trial is the first patient dosed in any Clinical Trial as described in Section 9.2.2.
9.2.4    If a particular Clinical Trial milestone specified above is achieved without having achieved one or more preceding Clinical Trial milestones above, then, upon the achievement of such milestone, both the milestone payment applicable to such milestone and the milestone payment(s) applicable to such preceding unachieved clinical study milestone(s) shall be due and payable.
9.2.5    No milestone payment will be paid in respect of a Diagnostic.
9.3    Royalties on Net Sales
In partial consideration of the rights to the Licensed Technology granted to Aurinia under this Agreement, Aurinia shall pay to Riptide the following royalties with respect to Net Sales in a Calendar Year by Aurinia, its Affiliates or its Sublicensees in the Field (“Annual Net Sales”):

Annual Net Sales	Royalty
Up to [redacted]	[redacted]
Greater than [redacted]but less than [redacted]	[redacted]
Greater than[redacted]	[redacted]
For example, if in a Calendar Year, Net Sales were [redacted], the royalty on such Net Sales would be:

Net Sales in a Calendar Year	Royalty
[redacted]	[redacted]
[redacted]	[redacted]
[redacted]	[redacted]
Total royalty	[redacted]
9.4    Payments and Reports
Following First Commercial Sale and during the Royalty Term, Aurinia agrees to pay to Riptide the quarterly payment set forth in Section 9.3, adjusted as provided for herein, together with any Milestone payments for Sales Milestone Events occurring within such Calendar Quarter, within [redacted]in respect of each Calendar Quarter (but no later than [redacted]after the end of the applicable Calendar Quarter). Along with such payment, Aurinia shall submit to Riptide a report that includes the following information for such Calendar Quarter in the Territory: Net Sales of Product and the calculation of the payment(s) due to Riptide hereunder for such Calendar Quarter.
9.5    Blocked Currencies
9.5.1    No royalties for Net Sales outside the United States shall be payable with respect to any Net Sales of Product as to which conversion cannot be made into United States dollars from the currency billed until such conversion can be legally made, except in accordance with Section 9.5.2.
9.5.2    Aurinia shall promptly advise Riptide in writing if Aurinia is prohibited or restricted from making payment of any amount to Riptide when due and payable hereunder because of any legal or currency restriction. Riptide may then direct Aurinia to deposit such amount to the credit of Riptide in a bank designated by Riptide in a jurisdiction where the prohibition or restriction will not apply.
9.6    Generic Competition
During the Royalty Term, if Regulatory Approval of a Generic Product occurs in a country in the Territory, then the royalty amounts payable under Section 9.3 in such country shall be reduced by [redacted]
9.7    Anti-Stacking
9.7.1    As between the Parties, Riptide will be responsible for any and all payments, including royalties, owed to Third Parties with respect to the exploitation of the Product in the Field in the Territory, to the extent the obligation to make such payments and royalties pursuant to an agreement between Riptide and such Third Party is in effect as of the Effective Date.

9.7.2    Should Aurinia make payments to a Third Party for Patents that Aurinia reasonably determines Cover the Product or its Development, Manufacture or Commercialization, Aurinia may deduct from the royalties payable to Riptide hereunder [redacted] of the royalties to be paid to such Third Party, not to exceed one half of the royalties otherwise payable to Riptide.
9.7.3    Aurinia may carry over and apply any payments made to a Third Party as described in this Section 9.7 that are incurred or accrued but are not deducted in one Calendar Quarter to any subsequent Calendar Quarter(s), subject to the limitations set forth in this Section 9.7 until such royalty credits are completely expended.
9.7.4    Section 9.7.2 shall not apply to claims where the basis of such claim is a breach of a warranty made by Riptide under this Agreement, the remedy for which is set out in Section 14.2.
9.8    Compulsory Licenses
If a Compulsory License is granted to a Third Party with respect to the Product in any country at a royalty rate lower than set out in Section 9.3, then the royalty rate to be paid by Aurinia to Riptide on Net Sales in that country shall be reduced to [redacted] under the Compulsory License.
9.9    Royalty Term
Aurinia shall have no obligation to pay any royalty with respect to Net Sales of any Product in any country after the Royalty Term for such Product in such country has expired.
9.10    Payments in United States Dollars
For the purpose of computing Net Sales for Product sold in a currency other than U.S. Dollars, Aurinia shall convert the amount of Net Sales of Aurinia and its Affiliates in foreign currencies into the equivalent amount of U.S. funds, as of the close of business on the last business day of the reporting period using a standard conversion method consistent with Applicable Accounting Principles using a widely accepted source of published exchange such as published by OANDA.com or any substitute agreed-to between the Parties; and Net Sales of each Sublicensee in foreign currencies will be converted into the equivalent amount of U.S. funds in accordance with Section 1.1.62.
9.11    Late Payment
Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of: (a) the rate equal to the [redacted]U.S. dollar overnight bank funding rate effective for the date that payment was due, as published by the U.S. Federal Reserve Bank of New York, on the date such payment was due, plus an additional [redacted] basis points; or (b) the maximum rate permitted by Applicable Law; calculated on the number of days such payment is delinquent. This Section 9.11 shall in no way limit any other remedies available to either Party.
9.12    Taxes
9.12.1    Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible, taxes payable with respect to their efforts under this Agreement and that they shall use their best efforts to cooperate and coordinate with each other to achieve such objective.
9.12.2    Payment of Tax. A Party receiving a payment pursuant to Section 5.4 or Article 9 shall pay any and all taxes levied on such payment. If Applicable Law require that taxes be deducted and withheld from such a payment, the remitting Party shall (i) deduct those taxes from the payment; (ii) pay the taxes to the proper taxing authority; and (iii) send evidence of the obligation together with proof of payment to the other Party within [redacted]following that payment.
9.12.3    Tax Residence Certificate. A Party receiving a payment pursuant to Section 5.4 or Article 9 shall provide the remitting Party certification from the revenue authorities of a jurisdiction that it is a tax resident of that jurisdiction if such receiving Party wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.
9.12.4    Assessment. Either Party may, at its own expense, protest any assessment, proposed assessment, or other claim by any governmental authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by Applicable Law. The Parties shall cooperate with the other in any protest by providing records and such additional information as may reasonably be necessary for a Party to pursue such protest.
9.13    Records; Audits
9.13.1    Each Party shall maintain complete and accurate books and records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the achievement of milestones, the amount of royalties and other payments under this Agreement. Each Party will keep such books and records for at least [redacted]following the Calendar Year to which they pertain.
9.13.2    Upon reasonable prior notice, each Party (the “Auditing Party”) shall have the right to inspect and audit such books and records of the other Party (the “Audited Party”) during regular business hours at such place or places where such records are customarily kept by a recognized international independent certified public accounting firm (the “Auditor”) selected by the Auditing Party and reasonably acceptable to the Audited Party for the sole purpose of verifying for the Auditing Party the accuracy of the financial reports, statements or invoices furnished by the Audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the Audited Party pursuant to this Agreement. As of the Effective Date, Deloitte & Touche, Ernst & Young, KPMG and Grant Thornton are acceptable to the Parties as Auditors. Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit. Such audits may occur no more often than [redacted]and not more frequently than [redacted]with respect to records covering any specific period of time. Each Party shall only be entitled to audit the books and records for the [redacted]periods prior to the Calendar Year in which the audit request is made.

Such Auditor shall not disclose the Audited Party’s Confidential Information to the Auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports, statements or invoices furnished by the Audited Party or the amount of payments to or by the Audited Party under this Agreement. In the event that the final result of the audit reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within [redacted]after the Auditor’s report. The Auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the Audited Party that resulted from a discrepancy in the financial report, statement or invoice provided by the Audited Party for the audited period, which underpayment or overpayment was more than [redacted] of the amount set forth in such report, in which case the Audited Party shall reimburse the Auditing Party for the costs for such audit.
Article 10 Intellectual Property
10.1    Ownership
Inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship. Subject to the licenses and sublicenses granted by Riptide to Aurinia under this Agreement, each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all intellectual property with respect thereto) invented, created or developed by such Party in the course of performance of this Agreement.
10.2    Modifications
Aurinia shall have the right to replicate, modify or otherwise create derivatives of or improvements to Licensed Peptide as contemplated in Exhibit 1.1.53 and to Products in any way (including any intellectual property rights pertaining thereto, “Modifications”). Modifications shall be owned by Aurinia. For the avoidance of doubt, Aurinia’s ownership of the Modifications shall not relieve Aurinia of any obligation to pay Milestone Payments in Section 9.1 and the Royalties in Section 9.3.
10.3    Licensed Patents Prosecution
Subject to the terms of this Article 10, Riptide shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review and oppositions (“Prosecution”) of the Licensed Patents.
10.4    Abandonment and Assumption
Riptide shall not, without the prior written consent of Aurinia, abandon, forfeit or otherwise cease the Prosecution of any of the Licensed Patents in the Territory; provided that Aurinia’s consent shall not be unreasonably withheld if Riptide has, and informs Aurinia of, a reasonable strategic reason for ceasing the Prosecution of a Licensed Patent in the Territory. In the event that Aurinia provides consent pursuant to the preceding sentence with respect to any Licensed Patent or Riptide fails to file or desires to abandon, forfeit or otherwise cease Prosecution of any other Licensed Patent in any country in the Territory, Riptide shall provide reasonable prior written notice to Aurinia of such intention (which notice shall, to the extent possible, be given at least [redacted]before such Patent would become abandoned or forfeited).

If Riptide fails to file or ceases the Prosecution of any of the Licensed Patents in the Territory in accordance with the foregoing, other than for a reasonable strategic reason, Aurinia may, upon written notice to Riptide, elect to assume Prosecution of such Licensed Patent in such country in the Territory. If Aurinia elects to assume Prosecution of such Licensed Patent in such country in the Territory, Aurinia shall Prosecute such Licensed Patent in such country at its cost and expense in the name of Riptide; provided that thereafter such Licensed Patent shall not be included in the Licensed Patents for purposes of this Agreement, including Section 9.9 (Royalty Term) and shall no longer provide a basis for the calculation of Net Sales. If Aurinia does not elect to assume Prosecution of such Licensed Patent in such country in the Territory, Riptide will have the right to cease the Prosecution of such Licensed Patent in such country.
10.5    Option for Assumption of Prosecution
At Aurinia’s request and expense, Riptide shall use Commercially Reasonable Efforts to file divisional applications with respect to the Licensed Patents to create a Patent the claims of which are specific to the Product. At Aurinia’s option during the Term, Aurinia may assume Prosecution of any such product specific patents; or Licensed Patent(s) Covering the Product in the Field, if such Licensed Patents do not Cover any other therapeutic peptide of Riptide out-licensed to a Third Party or in Development by Riptide.
10.6    Consultation in Prosecution
The Party Prosecuting a Licensed Patent under Section 10.3 or 10.5 (the “Prosecuting Party”) shall keep the other Party informed of material progress with regard to Prosecution of Licensed Patents in the Territory and shall provide the other Party (or have provided to the other Party) all filings and material correspondence related thereto for the Territory within a reasonable time after the receipt or prior to the filing of such documents, and in any event, where possible, at least [redacted]prior the date for making a filing or responding to material correspondence in order to allow the other Party and its patent counsel to be able to review and provide comments to the Prosecuting Party and its patent counsel regarding the filing and contents of such application, amendment, submission, response or other documents, including the content, timing and jurisdiction of the filing of Licensed Patents in the Territory provided that such review and comment shall not delay the Prosecution. Riptide shall consult with, and consider in good faith the comments, requests and suggestions of, Aurinia with respect to Prosecution of Licensed Patents in the Territory.
10.7    Cooperation
Each Party agrees to cooperate fully in the Prosecution of Licensed Patents under this Article 10 and in the obtaining and maintenance of any patent term extensions, supplementary protection certificates and their equivalent with respect thereto, respectively, at its cost and expense (except as expressly set forth otherwise in this Article 10). Such cooperation includes (i) executing all papers and instruments, or requiring its Representatives, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Article 10, and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent application and the obtaining of any patent term extensions, supplementary protection certificates and their equivalent.

10.8    Patent Term Extensions
Wherever applicable to the Product in the Field in the Territory, Aurinia shall determine the strategy for patent term extensions and applications for supplementary protection certificates with respect to Licensed Patents, provided that such strategy shall be made so as to maximize the period of marketing exclusivity for the Product in the Territory. The Parties shall cooperate with each other in gaining such patent term extensions and supplementary protection certificates. All filings for such extensions shall be made by Aurinia unless expressly otherwise agreed. Riptide shall not grant rights to a licensee of the Licensed Patents that conflict with Aurinia’s rights under this Section; [redacted].
10.9    Costs of Prosecution
Riptide shall bear all costs and expenses in connection with Prosecution of Licensed Patents in the Territory, except that Aurinia will bear such costs if Aurinia (i) assumes Prosecution of Licensed Patents in accordance with Section 10.5 or (ii) requests that Riptide file or maintain any Patent, such as a divisional application in accordance with Section 10.5.
10.10    Aurinia Trademarks
Aurinia shall exclusively own all Aurinia Trademarks, and shall be responsible for procurement and maintenance of trademark registrations for such Aurinia Trademarks and shall bear all expenses attributable thereto. Nothing in this Agreement shall create any rights of Riptide in and to the Aurinia Trademarks.
Article 11 Enforcement of Patent Rights
11.1    Notice
Riptide and Aurinia shall promptly report in writing to the other Party during the Term any known or suspected: (i) infringement of any patent claim of any Licensed Patent; or (ii) unauthorized use of any of the Licensed Know-How; in each case with respect to the making, using, offering to sell, selling or importing of any Product in the Territory or any product containing a Peptide Therapeutic which acts by binding CD206 as its primary mechanism in the Field as defined as of the Effective Date (that is, without regard to the effect of Section 2.3) in the Territory (“Product Infringement”) or any declaratory judgment, opposition, or similar action alleging the invalidity or unenforceability of any Licensed Patents (“Invalidation Proceeding”), in each case anywhere in the world, of which such Party becomes aware; and shall provide the other Party with all available evidence supporting such known or suspected Product Infringement or Invalidation Proceeding. Within [redacted]of the exchange of all available evidence the Parties shall meet to evaluate the merits of the Product Infringement or Invalidation Proceeding and the appropriate course of action.
11.2    Invalidation Proceedings
11.2.1    Aurinia shall have the first right, but not the obligation, to initiate and control the defense of any Invalidation Proceeding respecting the Licensed Patents at Aurinia’s expense. If Aurinia does not inform Riptide that it intends to defend such an Invalidation Proceeding within [redacted]after commencement of the Invalidation Proceeding (or such shorter period necessary to initiate and maintain such defense), then Riptide will have the second right, but not the obligation, to defend such

Invalidation Proceeding, provided that Aurinia does not provide a reasonable rationale for not doing so (including a substantive concern regarding counter-claims or a material impact on other Licensed Patents).
11.2.2    Nothing in this Section 11.2 gives a Party a right to initiate or control the defense of an Invalidation Proceeding where such Invalidation Proceeding arises pursuant to an Infringement Action.
11.3    Infringement Actions
11.3.1    Aurinia shall have the first right, but not the obligation, to initiate and control, at Aurinia’s expense, to take any measures it deems appropriate (including enforcing the Licensed Technology) with respect to any Product Infringement. Such measures may include (i) initiating or prosecuting an infringement suit or action (an “Infringement Action”), or (ii) granting adequate rights and licenses to such Third Party necessary to render continued Product Infringement in the Field non-infringing.
11.3.2    In the event that Aurinia or its designee fails to initiate an Infringement Action with respect to any Product Infringement in the Territory within [redacted] of a request by Riptide to do so, Riptide may commence an Infringement Action with respect to such Product Infringement at its own expense, provided that Aurinia does not provide a reasonable rationale for not doing so (including a substantive concern regarding counter-claims by the infringing Third Party or a material impact on Licensed Patents).
11.4    Collaboration
The Party initiating any Infringement Action or defending any Invalidation Proceeding under Section 11.2 or 11.3 (such Party, the “Responsible Party”) shall have the right to control the initiation and prosecution of such Infringement Action or the defense of any Invalidation Proceeding, including the right to select counsel therefor, at its cost and expense. The other Party (the “Supporting Party”) shall be entitled to separate representation in any Infringement Action or Invalidation Proceeding by counsel of its own choice. If requested by the Responsible Party, the Supporting Party shall join as a party to such Infringement Action or Invalidation Proceeding and will execute and cause its Affiliates to execute all documents, including a registration of exclusive license, necessary for the Responsible Party to initiate, prosecute, maintain or defend such Infringement Action or Invalidation Proceeding. In addition, at the Responsible Party’s request, the Supporting Party shall provide reasonable assistance to the Responsible Party in connection with an Infringement Action or Invalidation Proceeding at no charge to the Responsible Party except for reimbursement by the Responsible Party of reasonable out-of-pocket costs incurred by the Supporting Party in rendering such assistance. The Responsible Party shall keep the Supporting Party regularly informed of the status and progress of such Infringement Action or Invalidation Proceeding. In respect of any Invalidation Proceeding, the Responsible Party shall provide the Supporting Party and its counsel with an opportunity to consult with the Responsible Party and its counsel regarding the defense of such Invalidation Proceeding (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the Responsible Party shall take into account reasonable requests of the Supporting Party regarding such defense. In no event shall the Responsible Party settle, compromise or resolve any Infringement Action or Invalidation Proceeding in a manner that, in each case, materially adversely affects the other Party’s rights or interests without the written consent of the other Party, which consent will not be unreasonably withheld. Without limiting the generality of the foregoing, the reasonable requests of the Supporting Party include reasonable requests made regarding the rights and interests of the Supporting Party’s licensee(s) or sublicensee(s) of the Licensed Technology.
11.5    Allocation of Recovery
With respect to any suit or action referred to in Section 11.2 or 11.3, any recovered compensation obtained as a result of any such proceeding (by settlement, compromise or otherwise) shall be applied in the following order of priority:
11.5.1    first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered; and
11.5.2    second, any remainder [redacted].
11.6    Enforcement of Other Government-Conferred Rights
If either Party becomes aware of any Third Party activity in the Territory that is in violation of any Regulatory Exclusivity rights, then that Party shall give prompt written notice to the other Party within [redacted]after gaining knowledge of such infringement or violation.
11.7    Infringement of Third Party Patents or Know-How
If a Third Party sues a Party (the “Sued Party”) alleging that the Development, Manufacture or Commercialization of a Product in the Field in the Territory infringes or will infringe such Third Party’s Patents or misappropriates or will misappropriate such Third Party’s know-how (“Third Party Originated Infringement Suit”), then the Sued Party shall promptly notify the other Party of such Third Party Originated Infringement Suit. At the Sued Party’s request and expense, the other Party will provide reasonable assistance to the Sued Party in connection with the Sued Party’s defense of any such Third Party Originated Infringement Suit.
Article 12 Warranties and Covenants
12.1    Warranties of the Parties
Each of Riptide and Aurinia warrant to the other that, as of the Effective Date:
12.1.1    it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or amalgamation, (ii) it has the authority and right to enter into this Agreement and to perform its obligations hereunder, (iii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors’ rights, and (iv) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any Applicable Law;

12.1.2    it is a resident of the country identified in the address associated with such Party set out on the first page of this Agreement; and
12.1.3    it is not debarred, disqualified or the subject of a conviction under Section 306 of the FFDCA, or comparable laws in any country or jurisdiction other than the U.S. (“Debarred”), and it does not employ or use the services of any Person who is Debarred in connection with any activities relating to Licensed Peptide or any Product.
12.2    Warranties of Riptide
Riptide hereby warrants to Aurinia that, as of the Effective Date:
12.2.1    Exhibit 1.1.52 sets forth a complete and accurate list of all Patents that Cover the composition, method of manufacture or method of using the Product in the Field in the Territory. All of the foregoing Patents are owned solely by Riptide as of the Effective Date;
12.2.2    each item of the Licensed Patents: (i) if issued, is valid, subsisting and in full force and effect, (ii) has not been abandoned or passed into the public domain and (iii) is free and clear of any liens, security interest or other or encumbrances other than as set out in the Existing License;
12.2.3    Riptide has the right to grant all rights and licenses it purports to grant to Aurinia with respect to the Licensed Technology and Riptide Materials under this Agreement, free and clear of any rights therein granted by Riptide or its Affiliates to any Third Party, and no license, option or other right granted (whether existing or purported to be terminated) by Riptide or its Affiliates to any Third Party, nor any license or other right granted by any Third Party to Riptide or its Affiliates, conflicts with the rights and licenses granted to Aurinia hereunder;
12.2.4    none of the shareholders or Representatives of Riptide, nor any Person listed as an inventor on the Licensed Patents, nor, to the Knowledge of Riptide, any other Person (other than Riptide) has any rights to: (i) the Licensed Patents, the Licensed Know-How or the Licensed Peptide; other than as set out in the Existing License; or (ii) the Riptide Materials or the Product; and in each case, any such rights previously held by any of them have been assigned to Riptide;
12.2.5    all necessary registration, maintenance and renewal fees in connection with each patent within the Licensed Patents have been paid and all necessary documents and certificates in connection with such Licensed Patents have been filed with the relevant patent or other authorities in the United States or, to Riptide’s Knowledge, foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patents other than as set out in Exhibit 12.2.5;
12.2.6    Riptide has provided or made available to Aurinia all data and study reports from past or ongoing studies that would be likely to be referenced in an NDA regarding Licensed Peptide or Product;

12.2.7    Except as set out in Exhibit 12.2.7, Riptide has had no communications with a Regulatory Authority respecting Licensed Peptide or Product, and has made no Regulatory Filings respecting Licensed Peptide or Product and has no Regulatory Approvals for Product;
12.2.8    to Riptide’s Knowledge, Riptide and its Representatives have complied in all material respects with all Applicable Laws in connection with the Development and Manufacturing of Licensed Peptide and Product;
12.2.9    to Riptide’s Knowledge, Riptide and its Representatives have filed with the relevant Regulatory Authorities all required notices, amendments and annual or other reports, including adverse event reports, with respect to the Product in the Territory in existence as of the Effective Date;
12.2.10    there are no investigations, inquiries, actions, or other proceedings of which Riptide has notice, or, to Riptide’s Knowledge, threatened by any Regulatory Authority or other governmental authority in the Territory with respect to Licensed Peptide or any Product, and Riptide has not received written notice threatening any such investigation, inquiry, action, or other proceeding;
12.2.11    neither Riptide nor any of its Representatives have transferred ownership or, granted any licenses to, authorized the retention of any rights or otherwise authorized, any Person under the Licensed Technology to develop, manufacture or commercialize any product in any field worldwide, and Riptide is the sole owner of the Licensed Technology and Riptide Materials other than as set out in the Existing License;
12.2.12    the Existing License is in full force and effect, unamended by written or oral agreement, and Riptide is entitled to the full benefit and advantage of the Existing License in accordance with its terms. The Existing License is in good standing, and, to Riptide’s Knowledge, there has not been any default by any party thereto. A true copy of the Existing License has been delivered to Aurinia prior to the Effective Date;
12.2.13    to Riptide’s Knowledge, the Development, Manufacture and Commercialization of the Product in the Field in the Territory does not infringe or misappropriate any Patent, know-how or other intellectual property right not licensed under this Agreement;
12.2.14    to Riptide’s Knowledge, the use of the Riptide Materials as contemplated herein do not infringe or misappropriate any Patent, know-how or other intellectual property right not licensed under this Agreement;
12.2.15    no claim or action has been brought or, to Riptide’s Knowledge, threatened by any Third Party alleging that the use of the Licensed Technology, the Riptide Materials or the Development, Manufacture or Commercialization of any Product infringes or misappropriates any Patent, know-how or other intellectual property right of any Third Party;
12.2.16    to the Knowledge of Riptide, no Third Party is infringing the Licensed Technology;

12.2.17    to Riptide’s Knowledge, no payment is due by Riptide to any Person with respect to the exploitation of the Product in the Territory;
12.2.18    Riptide is not aware of any inventors of the Licensed Patents other than those listed as inventors on applications filed for such Licensed Patents, and all inventors listed on the Licensed Patents have assigned all their rights and interest therein to Riptide or, to Riptide’s Knowledge, with respect to any Licensed Patents licensed by Riptide from any Third Party, to such Third Party;
12.2.19    no Person has made any claim or allegation to Riptide or its Affiliates that such Person has any right or interest in, to or under the Licensed Technology (except as set out in the Existing License), the Riptide Materials or the Product;
12.2.20    Riptide has no Knowledge of:
(a)    any prior art that Riptide believes would result in the invalidity of any of the claims of any of the Licensed Patents except as would not be likely to have a materially adverse effect on Riptide’s ability to prevent others from Manufacturing, Developing and Commercializing the Product;
(b)    any inequitable conduct or fraud on the patent office in respect of the Licensed Patents;
(c)    any facts that Riptide believes would result in invalidity or unenforceability of any claim of any of the Licensed Patents;
(d)    any Person (other than persons identified as inventors of inventions disclosed in the Licensed Patents) who claims to be an inventor of an invention disclosed in the Licensed Patents;
(e)    any claim, action, suit, or proceeding, pending or threatened, that any of the Licensed Patents is invalid or unenforceable;
(f)    other than routine patent prosecutions in respect of any Licensed Patent, any pending or threatened action, suit, proceeding, or claim by a Third Party, challenging Riptide’s ownership rights in, or the validity or scope of, any Licensed Patent;
(g)    the abandonment, disclaimer (other than with respect to terminal disclaimers) or expiration of any of the Licensed Patents due to failure to timely pay applicable maintenance and renewal fees; and
(h)    any patent application within the Licensed Patents that is the subject of any pending interference, opposition, cancellation, protest, or other challenge or adversarial proceeding;
12.2.21    Exhibit 12.2.21 sets forth a true and complete list of the agreements of Riptide or its Affiliates relating to the Development, Manufacture and Commercialization of the Product;

12.2.22    to Riptide’s Knowledge, except as set out in Exhibit 12.2.22, no IND has been filed and no material development undertaken with respect to any product containing any of the [redacted]Reserved Sequences;
12.2.23    neither Riptide nor any Affiliate thereof has run in vivo assays on any peptide other than (i) the Licensed Peptide and peptides with the Existing Sequences, (ii) third party peptides evaluated by Riptide to which neither Riptide nor any Affiliate has any rights (or intends to obtain any rights) and (iii) peptides solely relating to Riptide’s anti-microbial research activities;
12.2.24    to the Knowledge of Riptide based on the results of Riptide’s testing, of the Existing Sequences, the Licensed Peptide has the best overall characteristics of: selective high-affinity binding to CD206, half-life, the absence of any obvious safety or toxicity, instability of the peptide, or issues with the synthesis of the Licensed Peptide; and
12.2.25    to Riptide’s Knowledge, Riptide has responded in good faith to all inquiries of Aurinia for information relating to all data, including assay data, toxicology studies, manufacturing process data and other information in its possession or control with respect to the Licensed Peptide or Product and has disclosed or made available to Aurinia all information Known to Riptide that would be reasonably likely to have a material impact on the Development and Commercialization of the Product in the Field in the Territory.
12.3    Warranty Limitation
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT: (a) NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PRODUCTS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT; AND (b) EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.
12.4    Existing License
Riptide shall not amend the Existing License in a manner that grants greater rights to [redacted]or any assignee with respect to any peptides with the Existing Sequences or any other peptides subject to the Existing License. To the extent Riptide acquires right to (or the restrictions on exploitation are removed with respect to) any peptides with the Existing Sequences or any other peptides subject to the Existing License, by way of modification, termination or expiry of the Existing License or otherwise, the exclusions from the restrictions in Section 3.2.1(b) shall no longer apply.
Article 13 Confidentiality
13.1    Treatment of Confidential Information
Except as expressly provided by this Agreement or a further written agreement between the Parties, the Parties agree that during the Term, and for a period of [redacted]thereafter, each Party (the “Receiving Party”) shall (i) maintain in confidence Confidential Information of the other Party (the “Disclosing Party”) to the same extent and with the same degree of care as the Receiving Party maintains its own proprietary industrial information of similar kind and value (but at a minimum each Receiving Party shall use reasonable efforts), (ii) not disclose such Confidential Information and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement.
13.2    Exceptions
Notwithstanding the foregoing, the Receiving Party shall have no such confidentiality obligations with respect to any portion of the Confidential Information of the Disclosing Party that:
13.2.1    at the time of disclosure by the Disclosing Party to the Receiving Party, was generally available to the public, or after such disclosure by the Disclosing Party, becomes generally available to the public through no fault attributable to the Receiving Party; or
13.2.2    was known to the Receiving Party, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or
13.2.3    is subsequently disclosed to the Receiving Party, without obligation to keep it confidential, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or
13.2.4    as demonstrated by the Receiving Party by competent written proof, has been independently developed by employees of the Receiving Party who do not have access to or knowledge of such Confidential Information.
13.3    Authorized Disclosures
Nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information of the other Party, as well as the terms and conditions of this Agreement:
13.3.1    to professional advisors bound by a duty of confidentiality;
13.3.2    for Prosecuting Patents as permitted by Article 10;
13.3.3    in Regulatory Filings for Products that such Party has a license or right to Develop and Commercialize hereunder or to otherwise comply with any applicable requirement of a Regulatory Authority related to such Products;
13.3.4    prosecuting or defending litigation as permitted by this Agreement;
13.3.5    complying with applicable court orders or Applicable Laws and administrative subpoenas or orders, provided that the Receiving Party provides the Disclosing Party prior written notice of the required disclosure and takes reasonable steps to limit such disclosure to the minimum required amount and to obtain, or cooperate with the Disclosing Party in obtaining, a protective order or other similar order requiring that such Confidential Information be used only for the purposes required by such court orders or Applicable Laws; and

13.3.6    disclosure to its Representatives, and to its actual and prospective licensees and Sublicensees and contractors including contract manufacturing organizations, in each case on a need-to-know basis in connection with the Development, Manufacture and Commercialization of Licensed Peptide and Products and the enjoyment or performance of other rights and obligations in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein and for a duration that is reasonable in the circumstances; and
13.3.7    disclosure to potential and actual investors, acquirers, licensees, Sublicensees and other financial or collaboration partners, including their respective consultants and professional advisors (including financial advisors, lawyers and accountants) solely on a need-to-know basis and solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition or business transaction, provided that in each case the recipient is under written obligations of confidentiality, and non-use at least as stringent as those herein and for a duration that is reasonable in the circumstances, and further provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition or collaboration.
13.4    Press Release; Public Disclosures
13.4.1    Either Party may issue a press release, in the form attached to this Agreement as Exhibit 13.4.1, announcing the signing of this Agreement at or shortly after the Effective Date within the time-period as required by relevant securities laws.
13.4.2    Thereafter, either Party may issue press releases or make disclosures (including the filing of this Agreement) to the United States Securities and Exchange Commission or similar regulatory agency in any country other than the U.S. or of any stock exchange or listing entity (“Securities Authority”) as it determines, based on advice of counsel, to be reasonably necessary to comply with Applicable Laws, including laws or regulations of a Securities Authority.
13.4.3    Other than the press releases and disclosures referred to in Sections 13.4.1 and 13.4.2, Riptide will make no press releases or public disclosures regarding this Agreement and the activities hereunder without the prior written consent of Aurinia.
13.4.4    Riptide will not be required to seek the consent of Aurinia pursuant to this Section to disclose any information (including in a “pipeline chart”) already disclosed or otherwise in the public domain, provided such information remains accurate.
13.4.5    Aurinia shall have the right to issue press releases, make disclosures and publish with respect to the Product and its Development, Manufacture and Commercialization, and to make scientific presentations on the Product.

13.5    Terms of the Agreement Confidential
The terms of this Agreement shall be kept confidential, subject to compliance by the Parties with Applicable Laws and the right of either Party to disclose same on the terms set out in Section 13.3 and 13.4.
13.6    Termination of Prior Confidentiality Agreement and Certain Confidential Information
13.6.1    This Agreement supersedes all non-disclosure agreements entered into by the Parties prior to the Effective Date including the Confidentiality Agreement.
13.6.2    Subject to Section 13.6.4, all “Confidential Information” (as defined in the Confidentiality Agreement) exchanged between the Parties under such nondisclosure agreements prior to the Effective Date shall be deemed Confidential Information hereunder (subject to the exceptions thereto) and shall be subject to the terms of this Article 13.
13.6.3    Except for breaches arising prior to the Effective Date, all such all non-disclosure agreements are hereby terminated and of no further force or effect.
13.6.4    From the Effective Date, all Confidential Information regarding the Licensed Technology shall be deemed to be Confidential Information of Aurinia.
Article 14 Indemnification
14.1    Indemnification by Aurinia
Unless otherwise provided herein, Aurinia shall indemnify, hold harmless and defend Riptide and its Representatives (the “Riptide Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, losses, and/or expenses (including reasonable attorney’s fees and legal expenses) (collectively, “Claims”) resulting or alleged to result from, directly or indirectly, any of the following:
14.1.1    a breach by Aurinia of a representation, warranty, or covenant of this Agreement;
14.1.2    any violation of Applicable Law by Aurinia in the performance of Aurinia’s obligations under this Agreement;
14.1.3    the Development, Manufacturing or Commercialization of Product by Aurinia in or for the Field;
14.1.4    any gross negligence or willful misconduct of an Aurinia Indemnitee in connection with their performance of Aurinia’s obligations under this Agreement.
14.2    Indemnification by Riptide
Unless otherwise provided herein, Riptide indemnify, hold harmless and defend Aurinia and its Representatives (the “Aurinia Indemnitees”) from and against any and all Claims resulting or alleged to result from, directly or indirectly, any of the following:

14.2.1    a breach of a representation, warranty, or covenant of this Agreement by Riptide;
14.2.2    any violation of Applicable Law by Riptide in the performance of Riptide’s obligations under this Agreement; and
14.2.3    any gross negligence or willful misconduct of a Riptide Indemnitee in connection with their performance of Riptide’s obligations under this Agreement.
14.3    Allocation of Responsibility
With respect to any Claim for which Aurinia has an obligation to any Riptide Indemnitee pursuant to Section 14.1 and Riptide has an obligation to any Aurinia Indemnitee pursuant to Section 14.2, each Party shall indemnify each of the other Party and any of such Party’s Indemnitees to the extent of its responsibility, relative to the other Party, for the facts underlying the Claim.
14.4    Procedure
In the event of a claim by a Third Party against a Party entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the other Party (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement or compromise. The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party and at the Indemnifying Party’s cost, entering into a joint defense agreement. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle or compromise any such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, if such settlement does not include a complete release from liability or if such settlement would involve the Indemnified Party undertaking an obligation (including the payment of money by a Indemnified Party Indemnitee), would bind or impair an Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnified Party or this Agreement is invalid, narrowed in scope or unenforceable).
14.5    Limitation of Liability
NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, HOWEVER CAUSED, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY.
Article 15 Term and Termination
15.1    Term
Unless earlier terminated in accordance with the terms of this Article 15, this Agreement shall begin on the Effective Date and will expire on a country by country basis until the expiry of the Royalty Term (the

“Term”). Upon the expiration of the Term with respect to Product in any country, the license grants in Article 2 shall become perpetual, non-terminable, and fully paid-up with respect to such country.
15.2    Unilateral Early Termination by Aurinia
Aurinia shall have the right to terminate this Agreement, on a country-by-country basis or in its entirety, at any time during the Term, upon notice in writing to Riptide.
15.3    Early Termination for Material Breach
15.3.1    If either Party believes that the other is in material breach of this Agreement (including any material breach of a representation or warranty made in this Agreement), then the non-breaching Party may deliver notice of such breach to the other Party. In such notice the non-breaching Party, acting reasonably, shall identify the actions or conduct that such Party would consider to be an acceptable cure of such breach. For all breaches, the allegedly breaching Party shall have [redacted]to either cure such breach or, if cure cannot be reasonably effected within such [redacted]period, to deliver to the other Party a plan for curing such breach which is reasonably sufficient to effect a cure. Such a plan shall set forth a program for achieving cure as soon as reasonably as practicable, but in any event within [redacted]of the initial notice of breach. Following delivery of such plan, the breaching Party shall use Commercially Reasonable Efforts to carry out the plan and cure the breach.
15.3.2    If the Party receiving notice of breach fails to cure such breach within the [redacted]period or the extended period set out in the plan, if applicable, the Party originally delivering the notice may terminate this Agreement in its entirety on notice to the Party in breach.
Article 16 Consequences of Termination
16.1    Partial Early Termination
If this Agreement is terminated early pursuant to Sections 15.2 or 15.3 only with respect to a particular country, then the terms of this Article 16 shall apply only to the terminated country and such terminated country shall be excluded from the Territory.
16.2    Effect of Any Early Termination
Upon any early termination of this Agreement pursuant to Sections 15.2 or 15.3, as of the effective date of such early termination (the “Early Termination Date”):
16.2.1    all licenses granted by Riptide to Aurinia under this Agreement shall terminate automatically, except as necessary to perform Aurinia’s obligations under this Section 16.2.
16.2.2    Aurinia will make no further use of the Licensed Technology that forms a part of the Confidential Information of Riptide or the Riptide Materials for any purpose, except as necessary to perform Aurinia’s obligations under this Section 16.2.

16.2.3    Aurinia shall cease Development, Manufacturing and Commercialization of Product, except as necessary to perform Aurinia’s obligations under this Section 16.2.
16.2.4    At each Third Party Sublicensee’s written request to Riptide, Riptide shall grant to such Sublicensee a direct license, provided that such Sublicensee (i) is not then in material default of its sublicense agreement, (ii) agrees in writing to comply with the terms of this Agreement to the extent applicable to the rights originally sublicensed to such Sublicensee by Aurinia, and (iii) agrees to pay directly to Riptide the payments that Aurinia would have paid to Riptide hereunder in respect of such Sublicensee’s activities under such sublicense agreement. The scope of such direct license shall be no less than the scope of the license granted herein and sublicensed to such Sublicensee, and Riptide shall have no obligation to perform any task for such Sublicensee beyond the obligations owed by Riptide to Aurinia hereunder.
16.2.5    Upon request of Riptide made in writing prior to the Early Termination Date, to the extent permitted by Applicable Law, each Party will use reasonable efforts to negotiate and enter into a separate termination agreement covering the Parties’ respective rights and obligations hereunder for a reasonable period requested by Riptide not to exceed [redacted]from the Early Termination Date (the “Agreement Wind-Down Period”) on substantially similar terms as those set forth in Exhibit 16.2.5 (such separate termination agreement to be referred to herein as the “Termination Agreement”) as soon as reasonably possible, and in any event within [redacted]of the date of the request by Riptide or such longer period as mutually agreed (the “Negotiation Period”). If the Parties have not entered into the Termination Agreement on or before the end of the Negotiation Period, the Parties hereby agree to be bound by the terms set forth in Part A of Exhibit 16.2.5 and the Parties will not have any of the rights and obligations set forth in Part B of Exhibit 16.2.5 unless and until a Termination Agreement is entered into.
16.2.6    Notwithstanding the rest of this Section 16.2, if Aurinia terminates this Agreement pursuant to Section 15.3 for Riptide’s material breach of this Agreement, Aurinia may elect by written notice to Riptide to have the following provisions apply as an alternative:
(a)    except as set out in Section 16.2.6(b) and those terms intended to survive an early termination of this Agreement as set out in Section 16.7, all rights and obligations of the Parties under this Agreement shall terminate; and
(b)    the licenses granted in Article 2 shall survive and Aurinia’s payment obligations pursuant to Article 9 shall be reduced by [redacted] (which reduction shall be Aurinia’s sole and exclusive remedy for the breach giving rise to such termination).
16.3    Costs of Transition Activities
Except as otherwise set out herein, Riptide shall pay Aurinia’s internal costs calculated using the same methodology as Aurinia used to calculate such expenses for Product in its most recently audited financial statements prior to the Early Termination Date and shall reimburse Aurinia for its out-of-pocket costs incurred in connection with performance of the Transition Activities within [redacted]of receipt of an invoice therefor from Aurinia. Riptide will own all revenue derived from the Products after the Early Termination Date and Aurinia will remit to Riptide all such revenues received by Aurinia in the performance of the Transition Activities no later than the [redacted]following the end of the Calendar Quarter in which such revenue was received.
16.4    Reasonable Royalty
16.4.1    If Riptide requests that Aurinia grants the rights and makes the transfers contemplated in Sections 1, 2 and 3 of Exhibit 16.2.5, then Riptide shall pay a reasonable royalty on Net Sales of the Products in the Territory (with the definition of Net Sales and the terms of Article 9 applying mutatis mutandis). If Riptide does not exercise its option to have Aurinia grant the rights and makes the transfers contemplated in Sections 1, 2 and 3 of Exhibit 16.2.5, then Riptide shall not, itself or with or through an Affiliate or Third Party, Commercialize any Products in the Field in the Territory.
16.4.2    If the Parties fail to agree on a reasonable royalty in respect of same, within [redacted]of commencing efforts to negotiate same, then the Parties shall appoint a mutually acceptable person as an independent evaluator to conduct an evaluation to determine the applicable royalty rate(s). In the event that the Parties cannot agree upon such an evaluator, the appointing authority shall be JAMS. The Parties shall submit such written materials as they deem necessary to the evaluator appointed pursuant to this Section within [redacted]of his/her appointment. The evaluator appointed pursuant to this Section shall determine the applicable royalty rate(s) within [redacted]of the submission of written materials by the Parties, and such determination shall be binding upon both Parties. The cost of the evaluation pursuant to this Section shall be borne [redacted] by each Party.
16.5    Rights on Riptide Bankruptcy
16.5.1    All rights and licenses granted under or pursuant to this Agreement by Riptide are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Nothing in this Agreement limits Aurinia’s rights under section 365(n) of the U.S. Bankruptcy Code.
16.5.2    Aurinia, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. In the event of a Riptide Bankruptcy Event, Aurinia shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Aurinia’s possession, shall be promptly delivered to it:
(a)    following any such commencement of a bankruptcy proceeding upon Aurinia's written request therefor, unless Riptide elects to continue to perform all of its obligations under this Agreement or

(b)    if not delivered under Section 16.5.2(a), following the rejection of this Agreement by Riptide upon written request therefor by Aurinia.
16.6    Confidential Information
Upon expiry of the Term or termination of this Agreement in its entirety, each Party shall promptly return all Confidential Information of the other Party that are not subject to a continuing license hereunder; provided that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder and shall not be obligated to remove Confidential Information from electronic back-ups made in the ordinary course of business where it would be commercially impracticable to do so, so long as they are maintained in accordance with the confidentiality and limited use provisions of this Agreement.
16.7    Survival; Accrued Rights
16.7.1    The rights and obligations of the Parties under the following provisions of this Agreement shall survive expiration or any termination of this Agreement: Article 1, Sections 9.10, 9.11, 9.12, 9.13 (in accordance with its terms), 10.1, Article 12, Sections 13.1 (in accordance with its terms), 13.2, 13.3, 13.4.2, 13.6 and Article 14, Article 17 and Article 18. In addition, the rights and obligations specifically enumerated or referenced under Article 16 shall also survive as applicable to the events of expiration or termination set forth in Article 15.
16.7.2    In any event, expiration or termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.
Article 17 Dispute Resolution
17.1    Disputes
17.1.1    The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to either Party’s rights and/or obligations hereunder. It is the desire of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to arbitration or litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article if and when a dispute arises under this Agreement. Either Party may refer a dispute under this Agreement to the Parties’ respective Senior Management, and such Senior Management shall attempt in good faith to resolve such dispute. In the event the designated officers are not able to resolve such dispute within such [redacted]period after receipt of written notice, then such dispute (other than a matter within the final decision-making authority of Aurinia as set forth in Section 4.6) shall, at the election of either Party, be decided in accordance with the provisions of Section 17.2.

17.1.2    Subject to Section 17.2.1, if the Parties are unable resolve a given dispute pursuant to Section 17.1.1, either Party may have the given dispute settled by binding arbitration in the manner described below.
17.2    Jurisdiction, Disputes and Arbitration
17.2.1    Each Party may bring an action for injunctive relief arising out of any claim or disputes arising out of or in connection with all actions and proceedings relating to infringement of patents and non-disclosure, non-use and maintenance of Confidential Information in any court of competent jurisdiction.
17.2.2    Disputes described in Section 2.4.7 or with respect to whether or not certain uses or proposed uses of the Product by or under authority of Aurinia or of another Peptide Therapeutic by or under authority of Riptide would be or are in the Field may be submitted to a single arbitrator with at least 15 years of experience in the development of therapeutic products under the JAMS Streamlined Arbitration Rules & Procedures. The JAMS Streamlined Arbitration Rules & Procedures shall be modified or supplemented as follows.
(a)    A demand for arbitration under Section 2.3.3 shall include a copy of this Agreement and a detailed statement of the proposed Indication, the nature of the dispute regarding the proposed Indication, and the demanding Party’s argument and supporting evidence for the demanding Party’s position(s) regarding the proposed Indication.
(b)    The Parties shall exchange information directly related to the subject matter of the arbitration, which shall not extend to electronically stored information (“ESI”) or the identification of non-expert individuals with knowledge of the dispute. The arbitrator may allow each Party to present the written testimony of no more than 2 experts. Depositions or other discovery shall be permitted only upon a showing of good cause to the arbitrator. Live witness testimony or cross-examination shall be permitted only upon a showing of good cause to the arbitrator.
(c)    The arbitrator or either Party may recommend a decision on the submissions, without a hearing. Either Party may make a request for a hearing within [redacted]of such recommendation, and such hearing will be limited to two hours in duration and will be held by videoconference or comparable remote communication technology.
(d)    The arbitrator shall render an award within [redacted]of the hearing, or, if no hearing is held, within [redacted]of the first recommendation of a decision on the submissions. The arbitrator’s decision shall be limited to a finding of the scope and status of the proposed Indication, and shall not require any action or inaction on the part of either Party.
(e)    The Parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.
(f)    Each Party shall bear its own costs of arbitration.
17.2.3    Any dispute, controversy or claim arising out of or relating to this Agreement which is not fully addressed by Section 17.2.1 or 17.2.2, including the formation, interpretation, breach or termination of this Agreement and whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the then-current JAMS International Arbitration Rules. The tribunal will consist of one neutral and independent arbitrator with experience in the biopharmaceutical industry. The place of arbitration will be Seattle, Washington. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In addition to the JAMS International Arbitration Rules:
(a)    The Parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.
(b)    In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award: (i) punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages; or (ii) incidental, indirect or consequential damages, including damages for lost profits.
(c)    Either Party may apply to the arbitrator for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Further, either Party may also, without waiving its right to arbitration or any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.
(d)    Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator determines that a Party has incurred unreasonable expenses due to vexatious or bad faith position(s) taken by the other Party, in which event the arbitrator may make an award of all or any portion of such unreasonable expenses.
(e)    Reasons for the arbitrator’s award should be complete and explicit, including determinations of fact and law. The written reasons should include the basis for any damages awarded and a statement of how the damages were calculated. Such written decision should be rendered by the arbitrator following a hearing as soon as practicable and within the timing of the then-current JAMS International Arbitration Rules, but in no event later than [redacted]following the selection of the arbitrator.
(f)    In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of an arbitrable dispute pursuant to this Article 17.
Article 18 Miscellaneous
18.1    Amendments
No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.
18.2    Assignment
Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed; except that either Party shall be free to assign this Agreement, without the prior consent of the non-assigning Party, (i) to an Affiliate of such Party provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (ii) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 18.2 shall be null and void. Riptide shall not assign all or any interest in any Licensed Technology unless such assignment is part of an assignment of this Agreement permitted by this Agreement.
18.3    Counterparts
This Agreement may be executed in counterparts (including in electronic (PDF or digitally executed) form), each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
18.4    Entire Agreement
This Agreement constitutes the entire understanding between the Parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the Parties relating to the subject matter hereof. This Agreement will control in the event of any conflict between this Agreement and the Development Plan.
18.5    Fees and Expenses
Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

18.6    Force Majeure
No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected Party, including the following, which for purposes of this Agreement shall be regarded as beyond the control of the Party in question: acts of nature; acts, omissions or delays of any government or governmental authority or the other Party; any rules, regulations, or orders issued by any government, governmental authority or by any officer, department, agency or instrumentality thereof; pandemic, epidemic, fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and lockouts or the like.
18.7    Further Assurances
Each of the Parties agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the execution and filing of such additional assignments (including invention and patent assignments), agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.
18.8    Governing Law
This Agreement shall be construed and interpreted in accordance with the of the State of New York without regard to any conflicts of law principles that would provide for the application of the laws of another jurisdiction. The Parties have chosen such law as a matter of convenience. The Parties expressly disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.
18.9    Independent Contractors
It is understood that both Parties hereto are independent contractors and engage in the operation of their own respective businesses, and neither Party hereto is to be considered the agent or partner of the other Party for any purpose whatsoever, except as otherwise expressly provided in this Agreement. Neither Party has any authority to enter into any contracts or assume any obligations for the other Party or make any warranties or representations on behalf of the other Party. Furthermore, nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties.
18.10    Notice
Any notice to be given to a Party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered, (ii) delivered by a nationally recognized overnight courier or (iii) delivered by certified mail, postage prepaid, return receipt requested to the party at the address set forth below for such party:

To Riptide: 941 Railroad Avenue Vallejo, California 94592 USA Attention: Chief Executive Officer	To Aurinia: Aurinia Pharmaceuticals Inc. 1203-4464 Markham Street Victoria, BC V8Z 7X8 Canada Attention: Chief Business Officer
With a copy to: Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, CA 94304 USA Attn: Ian Edvalson	With a copy to: Farris, Vaughan, Wills & Murphy LLP PO Box 10026, Pacific Centre South 25th Floor, 700 W Georgia Street Vancouver, BC Canada V7Y 1B3 Attn: James P. Hatton, Q.C.

or to such other address as to which the Party has given written notice thereof. Such notices shall be deemed given upon receipt.
18.11    Performance by Affiliates
The Parties recognize that each may perform some or all of its obligations under this Agreement through one or more Affiliates, provided, however, that (i) Riptide shall remain responsible and be guarantor of the performance by its Affiliates; and (ii) Aurinia shall remain responsible and be guarantor of the performance of Aurinia’s Affiliates. Riptide and Aurinia shall each cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.
18.12    Severability
If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the Parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the Parties as fully as practical, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officers as of the date first above written.

Aurinia Pharmaceuticals Inc. By: /s/ Michael Martin Name: Michael Martin Title: Chief Business Officer	Riptide Bioscience, Inc. By: /s/ Charles Garvin Name: Charles Garvin Title: Chief Executive Officer
By: /s/ Stephen Robertson Name: Stephen Robertson Title: EVP, General Counsel, Chief Compliance Officer and Corporate Secretary

Exhibit 1.1.30: Development Plan
[redacted]

Exhibit 1.1.36: Existing Sequences

[redacted]

Exhibit 1.1.50: Licensed Know-How
Riptide has made available to Aurinia all information appropriate to the current stage of development of [redacted], including:
-    Published and supplementary information on mechanism of action
-    Protocols and results of relevant in vitro models
-    Protocols and results of relevant in vivo models
-    Supply relationships (particularly including PolyPeptide Laboratories, Inc.)
-    Research relationships (particularly including University College London)
Riptide will continue to supplement this information as the Aurinia program progresses and requires e.g. “hands-on” assistance with laboratory procedures, relationship handoffs to relevant Contract Research Organizations, etc., as described in the Agreement.

Exhibit 1.1.52: Licensed Patents
[redacted]

Exhibit 1.1.53: Licensed Peptide
[redacted]

Exhibit 1.1.87: Riptide Materials
[redacted]

Exhibit 9.1.1: Stability Milestone Details
[redacted]

Exhibit 12.2.7: Regulatory Communications
[redacted]

Exhibit 13.4.1: Press Release
Aurinia Acquires Novel Pipeline Assets Targeting Autoimmune,and Kidney-related Diseases

    - Assets expand immunology portfolio to include B-cell therapy (BAFF/APRIL) and macrophage modulation -

- IND-enabling studies are ongoing and will support the transition of these assets to clinical development during the 2022-2023 timeframe -

VICTORIA, British Columbia – August 17, 2021 - Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH) (Aurinia or the Company) today announced the addition of two novel assets aimed at expanding the Company’s pipeline for rare autoimmune and kidney-related diseases.

“In anticipation of building out and diversifying our development pipeline, over the past year, we have brought on additional large and small molecule expertise that uniquely aligns with our focus on immunology and nephrology,” said Peter Greenleaf, President and Chief Executive Officer of Aurinia. “These transactions are transformational for Aurinia as they allow us to leverage our existing R&D capabilities and commercial experience to support a balanced pipeline and advance innovative therapeutic solutions to help people living with rare autoimmune diseases.”

AUR200: Recombinant IGg4 Protein Targeting BAFF/APRIL
The first program, AUR200, was acquired by way of Aurinia purchasing all of the common stock of Thunderbolt Pharma, Inc. (Thunderbolt), a private company. AUR200 is a recombinant fusion protein and has been designed to specifically block B-cell Activating Factor, known as BAFF, and A Fc-Proliferation-Inducing Ligand known as APRIL. BAFF and APRIL promote B cell survival and differentiation and have been shown to play a prominent role in the pathogenesis of certain autoimmune and nephrology conditions.

For the acquisition, Aurinia made an aggregate upfront payment of $750,000 USD to the shareholders of Thunderbolt and will be responsible for future regulatory milestones upon investigational new drug (IND) acceptance by the United States’ Food and Drug Administration (FDA) (or any equivalent authority). Additionally, Thunderbolt shareholders will receive low single digit royalties on any future net sales. AUR200 is currently undergoing pre-clinical development with projected submission of an IND to the FDA expected by the end of 2022.

“BAFF/APRIL inhibition has been extensively studied and established as an important approach to managing immunologic response,” said Neil Solomons, MD, Chief Medical Officer, of Aurinia. “We are encouraged by AUR200’s unique profile and best in class potential and look forward to sharing further data and updates on this exciting program.”

AUR300: M2 macrophage modulation via CD206 binding
The second program, AUR300, was secured through a global licensing and research agreement with Riptide Bioscience Inc. (Riptide), a private company. AUR300 is a novel peptide therapeutic that modulates M2 macrophages (white blood cells) via the macrophage mannose receptor CD206.Dysregulation of M2 macrophages drives fibrosis. AUR300 acts to reduce M2 dysregulation and decrease inflammatory cytokines, and therefore may have significant clinical applications for autoimmune and fibrotic diseases.

Riptide has longstanding expertise in interpreting the etiology of fibrosis, including the discovery of lysyl oxidase and procollagen. As part of the agreement, Aurinia paid Riptide an upfront fee of $6 million USD. Additional milestone payments are due upon certain development, clinical and regulatory milestones, and royalties will be payable upon commercialization. It is anticipated that clinical development for AUR300 will commence during the first half of 2023.

“Both of these programs are rooted in strong science and at the leading edge of approaches for the treatment of autoimmune, fibrotic, and kidney diseases,” said Rob Huizinga, PhD, RN, CNeph(C), Executive Vice President of Research, of Aurinia. “Significant research has been done to-date in both BAFF/APRIL inhibition and macrophage modulation and we are confident both of these approaches offer high potential across multiple autoimmune diseases as we advance into the clinic.”

About Aurinia
Aurinia is a fully integrated biopharmaceutical company focused on delivering therapies to treat targeted patient populations that are impacted by serious diseases with a high unmet medical need. The Company recently introduced the first FDA-approved oral therapy indicated for the treatment of adult patients with active lupus nephritis (LN). Aurinia’s head office is in Victoria, British Columbia, its U.S. commercial hub is in Rockville, Maryland, and the Company focuses it development efforts globally.

Forward-Looking Statements
Certain statements made in this press release may constitute forward-looking information within the meaning of applicable Canadian securities law and forward-looking statements within the meaning of applicable United States securities law. These forward-looking statements or information include but are not limited to statements or information with respect to: the timing of transitioning AUR200 and AUR300 into clinical development; that the acquisitions of AUR200 and AUR300 are transformational for Aurinia; Aurinia’s belief that the mechanism of action of the AUR300 peptide may have significant clinical applications for autoimmune or fibrotic diseases; the timing for filing an IND for AUR200 and AUR300; Aurinia’s belief that AUR200 has the potential to be a unique and best in class BAFF/APRIL inhibitor; Aurinia’s belief that AUR200 and AUR300 are at the leading edge of approaches for the treatment of autoimmune, fibrotic and kidney diseases; and Aurinia’s belief that macrophage modulation and BAFF/APRIL inhibition offer high potential across multiple autoimmune diseases. It is possible that such results or conclusions may change. Words such as “anticipate”, “will”, “believe”, “estimate”, “expect”, “intend”, “target”, “plan”, “goals”, “objectives”, “may” and other similar words and expressions, identify forward-looking statements. We have made numerous assumptions about the forward-looking statements and information contained herein, including among other things, assumptions about: assumptions relating to the burn rate of Aurinia’s cash for operations; and that Aurinia’s third party service providers will comply with their contractual obligations. Even though the management of Aurinia believes that the assumptions made, and the expectations represented by such statements or information are reasonable, there can be no assurance that the forward-looking information will prove to be accurate.

Forward-looking information by their nature are based on assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Aurinia to be materially different from any future results, performance or achievements expressed or implied by such forward-looking information. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements or information. Such risks, uncertainties and other factors include, among others, the following: Aurinia’s actual future financial and operational results may differ from its expectations; Aurinia may have to pay unanticipated expenses; unknown impact and difficulties imposed by the COVID-19 pandemic on Aurinia’s business operations including nonclinical, clinical, regulatory and commercial activities; the future prospects for AUR200 and AUR300 may not be as Aurinia has anticipated, or Aurinia may not be able to fully capitalize on the opportunities presented by AUR200 and AUR300; Aurinia’s third party service providers may not, or may not be able to, comply with their obligations under their agreements with Aurinia; and Aurinia’s assets or business activities may be subject to disputes that may result in litigation or other legal claims. Although Aurinia has attempted to identify factors that would cause actual actions, events, or results to differ materially from those described in forward-looking statements and information, there may be other factors that cause actual results, performances, achievements, or events to not be as anticipated, estimated or intended. Also, many of the factors are beyond Aurinia’s control. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, you should not place undue reliance on forward-looking statements or information.

All forward-looking information contained in this press release is qualified by this cautionary statement. Additional information related to Aurinia, including a detailed list of the risks and uncertainties affecting Aurinia and its business, can be found in Aurinia’s most recent Annual Report on Form 10-K available by accessing the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (SEDAR) website at www.sedar.com or the U.S. Securities and Exchange Commission’s Electronic Document Gathering and Retrieval System (EDGAR) website at www.sec.gov/edgar, or on Aurinia’s website at www.auriniapharma.com.

Investors:
Glenn Schulman, PharmD, MPH
Investor Relations & Corporate Communications, Aurinia
gschulman@auriniapharma.com
Media:
Dana Lynch
Corporate Communications, Aurinia
dlynch@auriniapharma.com

Exhibit 16.2.5: Termination Agreement Terms
Part A
1.    Aurinia shall promptly assign and transfer to Riptide all Regulatory Filings and Regulatory Approvals for the Developed Product that are Controlled by Aurinia and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Filings and Regulatory Approvals to Riptide. Except in respect of Sublicensees to be licensed directly by Riptide in accordance with Section 16.2.4, Aurinia shall cause each of its Sublicensees to transfer any such Regulatory Filings and Regulatory Approvals to Riptide. If Applicable Law prevents or delays the transfer of ownership of a Regulatory Filings and Regulatory Approval to Riptide, Aurinia shall grant, and does hereby grant, to Riptide an exclusive right of access and reference to such Regulatory Filings and Regulatory Approval for the Developed Product, and shall cooperate fully to make the benefits of such Regulatory Filings and Regulatory Approvals available to Riptide or its designee(s). Within [redacted] after notice of such termination, Aurinia shall provide to Riptide copies of all such Regulatory Filings and Regulatory Approvals. Riptide shall be free to use and disclose such Regulatory Filings and Regulatory Approvals and other items in connection with the Development, Manufacture and Commercialization of the Developed Product in the Field in the Territory.
2.    Aurinia hereby grants Riptide, effective upon the Early Termination Date, an exclusive license for the Territory, with the right to sublicense, under (i) any Patent Controlled by Aurinia Covering and Useful for the Licensed Peptide or the Product (or any component thereof) as such Product was Developed or Commercialized by or under authority of Aurinia in connection with this Agreement as of the Early Termination Date (the “Developed Product”), and (ii) any know-how Useful for the Developed Product and Controlled by Aurinia; in each case to Develop, Manufacture and Commercialize the Developed Product for the Field in the Territory.
3.    If this Agreement is terminated early in its entirety and not only with respect to one or more terminated countries, Aurinia shall assign to Riptide all trademarks Controlled by Aurinia and used as the primary identifier of the Developed Product (the “Product Trademark”), whether registered or not, and any domain names and domain registrations Controlled by Aurinia that incorporate the Product Trademark. Notwithstanding the foregoing, the assignment of trademarks under this Section will not include (a) any trademark which comprises or contains the name of Aurinia or any of its Affiliates or Sublicensees, (b) any house mark of Aurinia or any of its Affiliates or Sublicensees or (c) any trademark that is confusingly similar to any of the foregoing.
4.    Any milestone payment, royalty or other payment obligation under the Agreement that: (i) accrued and became payable by one Party to the other Party under the Agreement prior to the Early Termination Date, and (ii) has not paid on or prior to the Early Termination Date; and any obligations intended to survive termination of the Agreement in accordance with Section 16.7 will survive early termination.
5.    Following the Early Termination Date, notwithstanding Article 14, Riptide shall indemnify, hold harmless and defend the Aurinia Indemnitees from and against any and all Claims resulting or alleged to result from, directly or indirectly, incurred by any Aurinia Indemnitee that result from or arise out of the Transition Activities or Riptide’s or its Representatives’ or its sublicensees’ (and their respective and its successors and assigns) Development, Manufacturing or Commercialization of Developed Product to the

extent that such Claims did not arise from any action or inaction by Aurinia or its Sublicensees prior to the Early Termination Date.
Part B
6.    Without limiting either Party’s obligations under Section 16.7.1, each Party on behalf of itself and its successors and assigns hereby releases the other Party and its Representatives from all claims, damages, liabilities of any nature, known or unknown, arising on or prior to the Early Termination Date, except as set out in Part A, Section 4.
7.    If there are any ongoing Clinical Trials with respect to the Product being conducted by or on behalf of Aurinia or its Sublicensees at the time of notice of early termination, Aurinia agrees to (i) promptly transition to Riptide or its designee some or all of such Clinical Trials and the activities related to or supporting such trials, or (ii) terminate such Clinical Trials. If Riptide does not make a request regarding the transition or termination of the ongoing Clinical Trials within the period for making same, then Aurinia may continue or terminate the Clinical Trial(s) in its absolute discretion. Notwithstanding the foregoing, Aurinia will not be obligated to transfer to Riptide or any designee, or otherwise continue any Clinical Trial in the event that any IRB or safety monitoring body determines that continuing such Clinical Trial would be futile or would result in any adverse effects to the trial subjects.
8.    Aurinia and its Sublicensees shall continue to distribute and sell the Product in each country in the Territory for which Regulatory Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for the Agreement Wind-Down Period. Subject to Section 9, after the Agreement Wind-Down Period, Aurinia and any Sublicensees not continuing pursuant to Section 16.2.4 shall not sell the Product or make any representation regarding their status as a licensee of or distributor for Riptide for the Product.
9.    Upon request by Riptide, such request made at least [redacted] prior to the end of the Agreement Wind-Down Period, Aurinia shall sell to Riptide some or all quantities of the Product in its control, at Aurinia’s fully-burdened cost of same (as determined in accordance with applicable Accounting Standards). Any Product not purchased by Riptide may be sold by Aurinia (provided that such Product has received necessary Regulatory Approval(s) for such sale), even if the period for such sales extend beyond the end of the Agreement Wind-Down Period.
10.    Aurinia agrees to cooperate with Riptide and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development and Commercialization of the Product to Riptide or its designee(s) during the Agreement Wind-Down Period.